Exhibit 2.1

Execution version

Dated 5 and 6 April 2008

(1) DAVID MARK JACOBS

(2) SIMON JACOBS

(3) DARREN LEE INNOCENT

(4) DARREN MALCOLM DORRINGTON

(5) LIQUIDITY SERVICES LIMITED

– and –

(6) LIQUIDITY SERVICES, INC.

SHARE PURCHASE AGREEMENTS

in relation to the sale and purchase of
the entire issued share capitals of

(1) Geneva Industries Limited and Willen Trading Limited; and

(2) Geneva Auctions Limited

GIBSON, DUNN & CRUTCHER LLP

Telephone House

2-4 Temple Avenue, London EC4Y 0HB

020 7071 4000   020 7071 4244 Fax

Ref: 56526/00001

Part A - Definitions and Interpretation	38
Part B – DLI Earn-Out	40
Part C – SJ Earn-Out	42
Part D – DMJ Willen Earn-Out	44
Part E – DMJ Geneva Earn-Out	46
Part F – Target Company EBITDA Calculation Procedure	48
Exhibit to Schedule 3	49
Schedule 4	50
Conduct of the Business Pre-Closing	50
Schedule 5	53
Closing Arrangements	53
Part A : Sellers’ Obligations	53
Part B : Purchaser Obligations	55
Part C : General	55
Schedule 6	56
Seller Warranties	56
Part A : General	56
Part B : IP/IT	64
Part C : Real Estate	67
Part D : Employment	69
Part E : Pensions	74
Part F : Insurance	74
Part G : Tax Warranties	75
Schedule 7	83
Taxation schedule	83
Schedule 8	95
Purchaser warranties	95
Schedule 9	96
Limitations on Liability	96
Schedule 10	102
Property	102
Schedule 11	103
Owned IP	103
Exhibit 1	104
Target companies	104
Exhibit 2	107
Financial Adjustments	107
Amounts for Target Working Capital	107
Exhibit 3	108
Lease Agreement	108
Exhibit 4	109
Disclosure Letter	109
Exhibit 5	110
Form of Service Agreement	110
Exhibit 6	111
Escrow Agreement	111
Exhibit 7	112
Form of Loan Note Instrument	112

SHARE PURCHASE AGREEMENTS

THESE AGREEMENTS are entered into on:

(A)	5 April 2008 in respect of Geneva Industries Limited and Willen Trading Limited (the “5 April Agreement”); and

(B)	6 April 2008 in respect of Geneva Auctions Limited (the “6 April Agreement”).

BETWEEN:

1.	DAVID MARK JACOBS of Hollybush Farm, Botley Road, Chesham, Buckinghamshire HP5 1XG (“DMJ”);

2.	SIMON JACOBS of 44 Marsworth Avenue, Pinner, Middlesex HA5 4TT (“SJ”);

3.	DARREN LEE INNOCENT of Bakers Farm, High Street, Shenington, Buckinghamshire MK16 9NU (“DLI”);

4.	DARREN MALCOLM DORRINGTON of 34 Saltwood Avenue Kingsmead Milton Keynes MK4 4HP (“DMD”),

(together, DMJ, SJ, DLI and DMD shall be known herein as the “Sellers”);

5.

LIQUIDITY SERVICES LIMITED, a private company limited by shares, incorporated under the laws of England with company number 04843035, whose registered office is at Unit 4 Prince Rupert House, Cavalier Court, Bumpers Farm, Chippenham, Wiltshire SN14 6LH (the “Purchaser”); and

6.

LIQUIDITY SERVICES, INC. a corporation incorporated in the state of Delaware, USA and whose principal place of business is at 1920 L St. NW, 6th Floor, Washington DC 20036, USA (the “Purchaser Parent”),

(together, the Sellers, the Purchaser and the Purchaser Parent shall be know herein as the “Parties”).

IT IS AGREED AS FOLLOWS:

1.

Definitions and Interpretation

1.1

Definitions

In this Agreement, the following words and expressions shall have the following meanings:

“5 April Agreement” shall have the meaning given to it in the preamble to this Agreement;

“6 April Agreement” shall have the meaning given to it in the preamble to this Agreement;

“Accounting Principles” has the meaning given in Part A of Schedule 2;

“Accounts” means in relation to any financial year of each Target Company, the balance sheet of that company (and, where relevant, the consolidated balance sheet of that company and its subsidiary undertakings) as at the Accounts Date in respect of that financial year and the profit and loss account of that company (and, where relevant, the consolidated profit and loss account of that company and its subsidiary undertakings, if applicable) as at the Accounts Date in respect of that financial year together, in each case, with any notes, reports, statements or documents included in or annexed or attached to them;

“Accounts Date” means 31 December;

“Affiliate” means in relation to any Party, any subsidiary or parent company of that Party and any subsidiary of any such parent company, in each case from time to time;

“Agreed Form” means, in relation to a document, the form of that document as initialled for the purpose of identification by or on behalf of the Sellers and the Purchaser (in each case with such amendments as may be agreed by them or on their behalf);

“Business” means the business of the relevant Target Companies;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London for general commercial business;

“Business IP” means the Owned IP and all other registered and material unregistered Intellectual Property Rights used by any Target Company in connection with its Business;

“CAA 2001” means the Capital Allowances Act 2001;

“Cash” means, in relation to each Target Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents, including in each case all interest accrued thereon, as at Closing, as shown by the books of that Target Company;

“Claim” means any claim for breach of Warranty or under the Tax Covenant;

“Closing” means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

“Closing Date” means 1 May 2008 or such other date as may be agreed between the Parties from time to time;

“Closing Statement” has the meaning given in Part C of Schedule 2;

“Closing Warranties” means the Warranties at clause 11.1; paragraphs 1, 2.1, 2.3, 2.4, 3.3, 5.1 to 5.3 (inclusive), 6, 7.1 to 7.3 (inclusive) of Part A of Schedule 6; paragraphs 1, 2, 5, 8, 9, 11, 12.1 to 12.6 (inclusive) of Part B of Schedule 6;

paragraphs 1.5, 1.7, 1.9, 1.11, 1.14 of Part D of Schedule 6; and Parts E, F and G of Schedule 6.

“Competing Business” shall have the meaning given to it in clause 18.1;

“Confidential Information” has the meaning given in clause 22;

“Counsel” shall have the meaning given to it in clause 8.5;

“Customers” means any third party customer of the Business (whether a buyer or seller of goods or services offered in connection therewith);

“Default Interest” means interest at two (2) per cent. above the base rate from time to time of Barclays Bank plc;

“Disclosed” means fairly disclosed (and, in relation to specific disclosures, disclosed with sufficient details to identify the nature and scope of the matter purportedly disclosed) in the Disclosure Letter and Disclosure Bundle;

“Disclosure Bundle” means the disclosure bundle comprising the actual copies of documents and other information relating to the Target Companies made available by the Sellers in the Agreed Form attached to the Disclosure Letter;

“Disclosure Letter” means the letter from the Sellers to the Purchaser executed and delivered immediately before the signing of this Agreement;

“DLI” has the meaning given to it in the preamble to this Agreement;

“DLI Earn-Out” has the meaning given to it in clause 5;

“DLI Escrow Account” has the meaning given to it in clause 4.3 of this Agreement;

“DLI Escrow Amount” has the meaning given to it in clause 4.3 of this Agreement;

“DMD” has the meaning given to it in the preamble to this Agreement;

“DMJ Earn-Outs” has the meaning given to it in clause 7

“DMD Escrow Account” has the meaning given to it in clause 4.3 of this Agreement;

“DMD Escrow Amount” has the meaning given to it in clause 4.3 of this Agreement;

“DMJ” has the meaning given to it in the preamble to this Agreement;

“DMJ Escrow Account” has the meaning given to it in clause 4.3 of this Agreement;

“DMJ Escrow Amount” has the meaning given to it in clause 4.3 of this Agreement;

“DMJ Geneva Earn-Out” has the meaning given to it in clause 7;

“DMJ Willen Earn-Out” has the meaning given to it in clause 7;

“Due Amount” shall have the meaning given to it in clause 8.11;

“Employee Benefit Plans” shall have the meaning given to it in paragraph 1.1 of Part D of Schedule 6;

“Employees” means the employees of the relevant Target Companies immediately prior to Closing;

“Escrow Accounts” means the DMJ Escrow Account, the DMD Escrow Account, the DLI Escrow Account and the SJ Escrow Account and each shall be known as an “Escrow Account”;

“Escrow Agent” means The Bank of New York acting through its London Branch at One Canada Square, London, E14 5AL;

“Escrow Agreement” means the agreement to be entered into between the Escrow Agent, the Purchaser and each of the Sellers in the Agreed Form and as set out in Exhibit 6;

“Escrow Amounts” means the DMJ Escrow Amount, the DMD Escrow Amount, the DLI Escrow Amount and the SJ Escrow Amount;

“Escrow Payment Date” means three (3) Business Days following the expiration of the Escrow Period;

“Escrow Period” has the meaning given to it in clause 8.1 to this Agreement;

“Event” means any event, circumstance, effect, occurrence or state of affairs or any combination of them (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards), except as otherwise defined in Schedule 7;

“Exhibits” means the exhibits to this Agreement, and “Exhibit” shall be construed accordingly;

“Final Share Price” has the meaning given in clause 4.2;

“Financial Adjustments” means any adjustment(s) required in accordance with Part D of Schedule 2;

“Financial Debt” means all borrowings and other indebtedness (whether owed to third parties or shareholders of the Target Companies) by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments;

“Guaranteed Obligations” means all present and future payment obligations and liabilities of the Purchaser to the Sellers pursuant to this Agreement;

“ICTA 1988” the Income and Corporation Taxes Act 1988;

“IHTA 1984” means the Inheritance Tax Act 1984;

“Income” has the meaning given to it in clause 8.2(b) of this Agreement;

“Initial Share Prices” has the meaning given in clause 4.2;

“Intellectual Property Rights” means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and “registered” includes registration, and applications for registration;

“IT Systems” means the information and communications technologies used by the Target Companies including hardware, proprietary and third party software, services, networks, peripherals and associated documentation;

“Key Executives” means DMJ, DMD and DLI;

“Last Accounts” means, in relation to any Target Company, the Accounts of that entity in respect of its financial year ended on the Last Accounts Date, as set out in the Disclosure Bundle;

“Last Accounts Date” means 31 December 2007;

“Lease” means an office and warehouse lease in the Agreed Form between DMJ and the Purchaser in relation to the Property, as set out in Exhibit 3;

“Loan Note Instrument” means the loan note instrument in the Agreed Form and as set out in Exhibit 7;

“Loan Notes” means the loan notes constituted by the Loan Note Instrument in the Agreed Form;

“Management Accounts” means the unaudited monthly management accounts during the period commencing on the Last Accounts Date and ending on the Management Accounts Date, each in the form contained in the Disclosure Bundle;

“Management Accounts Date” means 31 March 2008;

“Material Adverse Change” any Event which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including contingent liabilities), the Property or the business or financial condition, results or prospects of the relevant Target Company;

“Non-Tax Claim” means a Claim other than a claim for breach of any of the Tax Warranties or a claim under the Tax Covenant;

“Notice of Claim” has the meaning given to it in Schedule 9;

“Owned IP” means the registered and material unregistered Intellectual Property Rights owned by any Target Company and the registered and material unregistered

Intellectual Property Rights owned by any Target Company and used in relation to its Business. The registered Owned IP is listed in Schedule 11;

“Opinion” shall have the meaning given to it in clause 8.6;

“Outstanding Claims” shall have the meaning given to it in clause 8.11;

“parent company” means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with the other members, in each case whether directly or indirectly through one or more companies;

“parties” or “Parties” means the parties to this Agreement (and each shall be known as a Party or party);

“Permitted Assignee” has the meaning given in clause 23;

“Property” means the property, short particulars of which are set out in Schedule 10;

“Proposed Transactions” means the transactions contemplated by the Transaction Documents;

“Protected Territories” shall have the meaning given to it in clause 18.1;

“Purchaser” has the meaning given to it in the preamble to this Agreement;

“Purchaser Group” means the Purchaser and its Affiliates from time to time (including the Target Companies from Closing);

“Purchaser Obligation” means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Purchaser to the Sellers under this Agreement;

“Purchaser Parent” has the meaning given to it in the preamble to this Agreement;

“Purchaser’s Solicitors” means Gibson, Dunn & Crutcher LLP of Telephone House, 2-4 Temple Avenue, London EC4Y 0HB;

“Purchaser’s Solicitor’s Bank Account” means the Purchaser’s Solicitor’s bank account at Barclays Bank Plc (UK Banking), 1 Churchill Place, London E14 5HP; Account Name: Gibson, Dunn & Crutcher LLP Clients’ Premium Account; Account Number: 80372226; Sort Code: 20-00-00; Swift Code BARCGB22; IBAN Number: GB06 BARC 2000 0080 3722 26 (and/or such other account(s) as the Purchaser notifies to the Sellers in writing);

“Records” has the meaning given in clause 17.1;

“Regulations” means the Transfer of Undertakings Protection of Employment Regulations 2006;

“Relevant Claim Percentage” means, in relation to a Seller, the percentage set out against their name in column 6 of Schedule 1, corresponding to a particular Set of Shares;

“Relevant Working Capital Percentage” means, in relation to a Seller, the percentage set against their name in column 7 of Schedule 1, corresponding to the relevant Set of Shares;

“Schedules” means the schedules to this Agreement, and “Schedule” shall be construed accordingly;

“Seller Obligation” means any Warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant and any Sellers’ Obligations listed in Part A of Schedule 5) given by that Seller to the Purchaser under this Agreement;

“Sellers” has the meaning given to it in the preamble to this Agreement;

“Sellers’ Representative” means DMJ;

“Sellers’ Solicitors” means Levine Mellins Klarfeld of 24-26 Church Road, Stanmore, Middlesex HA7 4AW;

“Set of Shares” means, in relation to a Seller, the shares comprising the issued share capital of any particular Target Company which are to be sold by that Seller under this Agreement;

“Shares” means the shares comprising the entire issued share capital of each of the Target Companies set out opposite the names of the Sellers in column 2 of Schedule 1;

“SJ” has the meaning given to it in the preamble to this Agreement;

“SJ Earn-Out” has the meaning given to it in clause 6;

“SJ Escrow Account” has the meaning given to it in clause 4.3 of this Agreement;

“SJ Escrow Amount” has the meaning given to it in clause 4.3 of this Agreement;

“Specific Accounting Treatments” has the meaning given in Part A of Schedule 2;

“Strikeable Claim” shall have the meaning given to it in clause 8.7;

“Strikeable Portion” shall have the meaning given to it in clause 8.8;

“subsidiary” and “subsidiaries” means any company in relation to which another company is its parent company;

“Surviving Provisions” means 1 (Definitions and Interpretation), 21 (Announcements), 22 (Confidentiality), 23 (Assignment), 25 (Costs), 26 (Notices), 27 (Conflict with other Agreements), 28 (Whole Agreement), 29 (Waivers, Rights and Remedies), 33 (Variations), 34 (Invalidity), 35 (No third party enforcement rights), 36 (Governing law and jurisdiction);

“Target Companies” means the companies the Shares of which are listed in column 2 of Schedule 1 and details of which are set out in Exhibit 1, and "Target Company" means any of them;

“Target Working Capital” means, £875,222 in aggregate (being £188,830 in relation to Willen Trading Limited and £686,392 in relation to Geneva Industries Limited) as set out in Exhibit 2;

“Tax” shall have the meaning given to it in Schedule 7, and Taxation shall have the same meaning;

“Taxation Authority” shall have the meaning given to it in Schedule 7;

“Tax Claim” means a claim for a breach of any of the Tax Warranties or a claim under the Tax Covenant;

“Tax Covenant” means the covenant relating to Tax set out in Schedule 7;

“Taxation Statute” means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

“Tax Warranties” means the warranties set out in Part G of Schedule 6;

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“Third Party Claim” has the meaning given to it in clause 13.1;

“Third Party Contracts” shall have the meaning given to it in paragraph 12.1 of Part B of Schedule 6;

“Third Party Right” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“TMA 1970” means the Taxes Management Act 1970;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Escrow Agreement, the Loan Note Instrument, the Loan Notes, the Lease, and any other documents in the Agreed Form;

“UK GAAP” means generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board, International Accounting Standards and International Financial Reporting Standards issued by International Accounting Standards Board in each case as in force at the Accounts Date;

“VAT” means value added tax and any similar sales or turnover tax;

“VATA 1994” means the Value Added Tax Act 1994;

“Warranties” means the warranties set out in clause 11 and Schedule 6;

“Warranty Claim” means a Claim for breach of any of the Warranties;

“Working Capital” means, in relation to Geneva Industries Limited and Willen Trading Limited, the working capital of those companies as at Closing, comprising each of the line items set out in the reference balance sheets included at Exhibit 2 and no other; for the avoidance of doubt Working Capital includes all Cash and all interest payable or receivable accrued as at Closing;

“Working Capital Adjustment” means the amount of the difference between the aggregate Working Capital and the Target Working Capital if that aggregate Working Capital is greater than the Target Working Capital (or subtracting the amount of such difference if that aggregate Working Capital is less than the Target Working Capital); and

“Working Hours” means 9.30 a.m. to 5.30 p.m. in England and Wales on a Business Day.

1.2           Interpretation

In this Agreement, unless the context otherwise requires:

(a)

references to a “person” include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)

references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to “sterling” or “pounds sterling” or “£” are references to the lawful currency from time to time of England;

(e)

any statement in this Agreement qualified by the expression “to the best of the Sellers’ knowledge” or “so far as the Sellers are aware” or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed also to include the knowledge of each director of the Target Companies and Barry Plummer;

(f)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(g)	any reference to “this Agreement” shall be deemed to be a reference to the 5 April Agreement or the 6 April Agreement, as applicable.

1.3           Enactments

Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement (ii) any enactment which that enactment re-enacts (with or without modification) and (iii) any subordinate legislation (including regulations) made (before or after the date of this agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above except to the extent that any of the matters referred to in (i) to (iii) above occurs after the date of this Agreement and increases or alters the liability of the Sellers or the Purchaser (or any person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

1.4           Schedules and Exhibits

The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

1.5           Inconsistencies

Where there is any inconsistency between the definitions set out in this clause 1 and the definitions set out in any other clause or any Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

2.             Effective Dates

2.1           The 5 April Agreement shall be entered into and effective:

(a)	as between DMJ and SJ, in respect of the sale of their Set of Shares in Geneva Industries Limited: and

(b)	as between DMJ and DLI in respect of the sale of their Set of Shares in Willen Trading Limited,

on 5 April 2008.

2.2           The 6 April Agreement shall be entered into and effective as between DMJ and DMD, in respect of the sale of their Set of Shares in Geneva Auctions Limited, on 6 April 2008.

2.3           For the avoidance of doubt, the sale of shares contemplated in clause 2.1 above shall not be conditional upon the sale of shares contemplated in clause 2.2 above.

3.             Sale and Purchase

3.1           Each Seller shall sell the Set of Shares for which it is identified as the respective Seller in Schedule 1, and the Purchaser shall purchase the Shares. Each Set of Shares shall be sold with all rights attaching to them at Closing including the right to receive all distributions and dividends declared, paid or made in respect of each such Set of Shares after Closing.

3.2           The Shares shall be sold free from all Third Party Rights and ownership and risk in the Shares shall (except as otherwise set out in this Agreement) pass to the Purchaser with effect from Closing.

4.             Price

4.1           The overall price for the Shares shall be the aggregate of the Final Share Prices as set out in this clause 4.

4.2           In relation to each Set of Shares, the “Final Share Price” shall be the amount which results from:

(a)	taking the price for that Set of Shares (set against such Seller’s name in column 3 of Schedule 1) (the “Initial Share Prices” and each an “Initial Share Price”);

(b)	in the case of DMJ, DLI and SJ, and adding or subtracting, as appropriate, the amount of the Working Capital Adjustment, multiplied by the Relevant Working Capital Percentage; and

(c)	in the case of DMJ, DLI and SJ, adding any amounts actually received pursuant to clauses 5, 6, and 7 respectively.

4.3           The Initial Share Prices shall be satisfied by the Purchaser at Closing, by the Purchaser procuring:

(a)	the payment by telegraphic transfer of the sum set out opposite each of the names of the Sellers in column 5 of Schedule 1 in cash to the Sellers’ Solicitors;

(b)

the payment by telegraphic transfer of the sum set out opposite DMJ in column 4 of Schedule 1 (the “DMJ Escrow Amount”) in cash, to be held on deposit account with the Escrow Agent in the joint names of the Purchaser and DMJ, which sum shall be dealt with in accordance with the provisions of clause 8 and the provisions of the Escrow Agreement (the “DMJ Escrow Account”);

(c)

the payment by telegraphic transfer of the sum set out opposite SJ in column 4 of Schedule 1 (the “SJ Escrow Amount”) in cash, to be held on deposit account with the Escrow Agent in the joint names of the Purchaser and SJ, which sum shall be dealt with in accordance with the provisions of clause 8 and the provisions of the Escrow Agreement (the “SJ Escrow Account”);

(d)                                 the payment by telegraphic transfer of the sum set out opposite DMD in column 4 of Schedule 1 (the “DMD Escrow Amount”) in cash, to be held on deposit account with the Escrow Agent in the joint names of the Purchaser and DMD, which sum shall be dealt with in accordance with the provisions of clause 8 and the provisions of the Escrow Agreement (the “DMD Escrow Account”).

(e)                                  the payment by telegraphic transfer of the sum set out opposite DLI in column 4 of Schedule 1 (the “DLI Escrow Amount”) in cash, to be held on deposit account with the Escrow Agent in the joint names of the Purchaser and DLI, which sum shall be dealt with in accordance with the provisions of clause 8 and the provisions of the Escrow Agreement (the “DLI Escrow Account”).

4.4           Any payments required to be made under the Financial Adjustments shall be treated as adjusting each respective Initial Share Price, thus resulting after such adjustment in each respective Final Share Price. Each Final Share Price shall (subject to any further adjustment, if applicable, pursuant to clause 4.5) be adopted for all Tax reporting purposes.

4.5           Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall be made on the following basis:

(a)           if it is specifically referable to any particular Set of Shares, it shall so far as possible adjust the price paid for that Set of Shares;

(b)           otherwise, it shall adjust the price for such Set of Shares as the relevant Seller (or Sellers) and the Purchaser agree to be appropriate in the circumstances or, if they do not agree, it shall adjust the price paid for the Shares according to the Relevant Claim Percentage.

5.             DLI Earn-Out

5.1           As additional consideration for the sale by DLI of his Set of Shares in Willen Trading Limited, DLI will on Closing be issued Loan Notes in accordance with the provisions of Part B of Schedule 3 (the “DLI Earn-Out”).

5.2           DLI hereby covenants to pay the Purchaser an amount equal to the amount payable by any member of the Purchaser Group in respect of income tax attributable to DLI or any employees’ national insurance contributions, but excluding any employer’s national insurance contributions, for which any member of the Purchaser Group becomes liable as a result of the payment of the DLI Earn-Out.

6.             SJ Earn-Out

6.1           As additional consideration for the sale by SJ of his Set of Shares in Geneva Industries Limited, SJ will on Closing be issued Loan Notes in accordance with the provisions of Part C of Schedule 3 (the “SJ Earn-Out”).

6.2           SJ hereby covenants to pay the Purchaser an amount equal to the amount payable by any member of the  Purchaser Group in respect of income tax attributable to SJ or any employees’ national insurance contributions, but excluding any employer’s national insurance contributions, for which any member of the Purchaser Group becomes liable as a result of the payment of the SJ Earn-Out.

7.             DMJ Earn-Outs

7.1           As additional consideration for the sale by DMJ of each of his Sets of Shares in the Target Companies, DMJ will on Closing be issued Loan Notes in accordance with the provisions of Parts D and E of Schedule 3 (respectively the “DMJ Willen Earn-Out”, and the “DMJ Geneva Earn-Out”, together the “DMJ Earn-Outs”).

7.2           DMJ hereby covenants to pay the Purchaser an amount equal to the amount payable by any member of the  Purchaser Group in respect of income tax attributable to DMJ or any employees’ national insurance contributions, but excluding any employer’s national insurance contributions, for which any member of the Purchaser Group becomes liable as a result of the payment of the DMJ Earn-Outs.

8.             Escrow Accounts

8.1           Subject to the provisions of this clause 8, the Escrow Amounts shall be retained in the Escrow Accounts for a period of 12 months from the Closing Date (the “Escrow Period”). At the end of the Escrow Period (subject to this clause 8) the Sellers’ Representative and the Purchaser shall, without delay, give joint written instructions to the Escrow Agent to release to each of the Sellers on the Escrow Payment Date, the funds in their respective Escrow Accounts (together with any Income, as defined below).

8.2           The funds in the Escrow Accounts shall be held on the following terms:

(a)                                  any bank or other charges arising on each Escrow Account shall be charged to, and settled between, the Purchaser (as to 50 per cent.) and the relevant Seller (as to 50 per cent.); and

(b)                                 any interest or profit generated on the Escrow Accounts (subject to any deduction of Tax at source or any bank or other charges properly charged to the Escrow Accounts) (the “Income”) shall accrue to and form part of the Escrow Amounts. Each time part of the funds in the Escrow Accounts is paid out it shall have added to it the corresponding proportion of the Income.

8.3           If, in the event that upon final agreement or determination of the Working Capital Adjustment in accordance with the provisions of Schedule 2, any of DMJ, SJ and / or DLI are found to be liable to make a payment to the Purchaser, the Purchaser and the Sellers’ Representative shall, without delay, issue joint written instructions to the Escrow Agent to release an amount equal to the amount of such outstanding payment, multiplied by the Relevant Working Capital Percentage (or, if funds available at the time in any of the relevant Escrow Account(s) are insufficient to discharge such outstanding payment, the amount then standing to the credit of the relevant Escrow Accounts), from the relevant Escrow Account to the Purchaser.

8.4           If a Notice of Claim (as defined in paragraph 1 of Schedule 9) has been delivered by the Purchaser in respect of a Claim prior to the expiry of the Escrow Period, then:

(a)           if such Claim or a breach of indemnity is finally disposed of and there is a Due Amount on such Claim, the Purchaser and the Sellers’ Representative, following such settlement shall, without delay, issue joint instructions to the Escrow Agent (in writing) to pay to the Purchaser out of the relevant Escrow Account(s) the Due Amount multiplied by the Relevant Claim Percentage (or, if funds available at the time are insufficient to discharge such Claim, the amount then standing to the credit of the relevant Escrow Account(s) from the relevant Escrow Account(s) to the Purchaser); or

(b)           if, prior to the expiry of the Escrow Period, one or more Outstanding Claims (as defined in clause 8.11(b)) remains, then an amount equal to the aggregate amount of all the Outstanding Claims shall continue to be held in the relevant Escrow Account(s) and be dealt with in accordance with this clause 8.

8.5           Any balance of the relevant Escrow Account(s) and all interest accrued or due thereon, after deduction of all amounts to be paid in accordance with clauses 8.4(a) and, subject to clause 8.4(b), shall be released, without delay, to the Sellers on the Escrow Payment Date save that if any of the Sellers believe that a Claim or part thereof has no reasonable prospect of succeeding or is frivolous or vexatious then the relevant Sellers may give written notice to the Purchaser of such belief. Following such written notice, either:

(a)                                  the Purchaser and the Sellers’ Representative each acting reasonably may agree to refer the matter in dispute to a barrister who is counsel of at least 10 years’ call in commercial chambers or tax chambers (as appropriate); or

(b)                                 in the absence of such agreement within 14 days of a request by the Purchaser or the Sellers’ Representative, to a barrister who is counsel of at least 10 years’ call in commercial chambers or tax chambers (as appropriate) nominated (at the request of the Purchaser or the Sellers’ Representative) by the President of the Law Society of England and Wales,

(the “Counsel”).

8.6           Where called upon, the Counsel shall be instructed to issue an unequivocal opinion as to whether the relevant Claim or part thereof would be struck out on the basis that it has no reasonable prospect of succeeding or is frivolous or vexatious (the “Opinion”).

8.7           If the Opinion is that the Claim in question, or any part of it, would be so struck out on the basis that it has no reasonable prospect of succeeding or is frivolous or vexatious (a “Strikeable Claim”) then such portion of the Escrow Amount as relates to the Strikeable Claim shall be released, without delay, to the relevant Seller(s) out of the relevant Escrow Account (provided that it is not otherwise required to cover any other Outstanding Claim).

8.8           The fees of the Counsel shall be borne by the Purchaser if the relevant Claim is a wholly Strikeable Claim. If only part of the relevant Claim is a Strikeable Claim (the

“Strikeable Portion”) the fees of the Counsel in respect of the Strikeable Portion shall be borne by Purchaser and the outstanding balance of the fees of the Counsel shall be borne by the relevant Seller(s) pro rata to their Relevant Claim Percentage.

8.9           If at any time after the Escrow Payment Date:

(a)           it shall be finally disposed of that the relevant Sellers are not liable (in whole or in part) to the Purchaser in respect of any relevant Claim; or

(b)           the Purchaser has agreed to withdraw (in whole or in part) a relevant Claim,

then the Purchaser and the Sellers’ Representative shall, without delay, issue joint written instructions to the Escrow Agent to release to the relevant Seller(s), such amounts from the relevant Escrow Account(s) (provided that such amounts are not otherwise required to cover any other Outstanding Claim). Notwithstanding any other provision of this clause 8 the Purchaser shall not be entitled to continue to withhold or procure the withholding of any Escrow Amount after the Escrow Payment Date in respect of a relevant Claim unless proceedings in respect of such Claim shall have been commenced on or before six (6) months from the date on which the relevant Claim is notified to the Sellers in accordance with paragraph 1 of Schedule 9 and if no such proceedings have been commenced before the expiry of such period of six (6) months then the Purchaser and the Sellers’ Representative shall promptly issue joint written instructions to the Escrow Agent to release to the relevant Seller(s) the amount held in the relevant Escrow Account(s) in relation to the relevant Claim.

8.10         As soon as practicable following the date an Outstanding Claim is finally disposed of after the expiry of the Escrow Period in respect of which there is a Due Amount and a sum has been retained in the Escrow Account(s) pursuant to clause 8.4(b), the Purchaser and the relevant Seller(s) shall, without delay, issue joint written instructions to the Escrow Agent to pay the Purchaser out of the relevant Escrow Account(s) the lesser of the Due Amount and the amount standing to the credit of the relevant Escrow Account(s) by way of satisfaction in whole or in part (provided that such amounts are not otherwise required to cover any other Outstanding Claim).

8.11         For the purposes of this clause 8:

(a)                                  proceedings against a Seller or Sellers shall not be deemed to have been commenced by the Purchaser unless they shall have been both issued and served on such Seller(s);

(b)                                 “Outstanding Claims” means at any time, those Claims in respect of which a Notice of Claim has been delivered by the Purchaser on or before the expiry of the Escrow Period (but which have not been finally disposed of); and

(c)                                  “Due Amount” means the amount (if any) due to the Purchaser on a relevant Claim being finally disposed of in favour of the Purchaser.

8.12         A Claim shall be “finally disposed of” if:

(a)                                  the relevant Seller(s) and the Purchaser so agree in writing; or

(b)                                 the relevant Claim has been determined by a court of competent jurisdiction from which there is no right of appeal as from whose judgment the Purchaser or the relevant Seller(s) (as the case may be) are debarred by passage of time or otherwise from making an appeal.

8.13         For the avoidance of doubt, if the amount in the Escrow Account of a Seller is insufficient to discharge such Seller’s liability or liabilities pursuant to this Agreement, such Seller shall remain liable to the Purchaser for any shortfall.

8.14         all cash sums payable to each of the Sellers shall be paid by telegraphic transfer from the Escrow Accounts pursuant to this clause 8 to the account of the Sellers’ Solicitors at:

Bank:	Barclays Bank plc

Address:	Edgware Branch 126 Station Road Edgware Middlesex HA8 7RY
Sort code:	20 29 37

Account number:	00418293

Account name:	Levine Mellins Klarfeld Client Account

IBAN:	GB 75 BARC 202 937 004 18293

The Sellers’ Solicitors are hereby authorised by each of the Sellers to receive sums transferred on behalf of them and the receipt by the Sellers’ Solicitors of any sum transferred to them hereunder shall constitute a good receipt by the Sellers of the relevant sum from the Purchaser and the Purchaser shall have no obligation as to the distribution or allocation of such sums among the Sellers.

8.15         All cash sums payable to the Purchaser from the Escrow Accounts pursuant to this clause 8 shall be paid by telegraphic transfer to such account as the Purchaser may from time to time notify the Sellers’ Representative.

8.16         All payments pursuant to this clause 8 shall be made free of any set-off, counterclaim or withholding whatsoever.

8.17         Both the Sellers’ Representative and the Purchaser undertake to issue instructions for payment from the Escrow Accounts of the amounts due under this clause 8, without delay.

9.             Pre-Closing Seller undertakings

9.1           From the date of this Agreement until Closing, the Seller shall comply with the obligations set out in Schedule 4.

10.          Closing

10.1         Closing shall take place at the offices of the Purchaser’s Solicitors on the Closing Date.

10.2         At Closing each of the Sellers and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party (or any of its Affiliates, if applicable) in Schedule 5.

10.3         The Parties acknowledge that immediately after Closing (or such later time as the Purchaser may determine) the Purchaser intends to undertake certain steps which may constitute a “relevant transfer” for the purposes of the Regulations. The Sellers agree that they will procure (insofar as they are able to do so) that each of the Target Companies will cooperate with the Purchaser: (a) by following the Purchaser’s reasonable directions relating to the compliance by the relevant Target Companies with Regulation 13 of the Regulations; and (b) by providing “employee liability information” to the relevant transferee in accordance with Regulation 11 of the Regulations.

11.          Warranties, Undertakings and Indemnities

11.1         Each of the Sellers severally warrants to the Purchaser in respect of each Set of Shares set out against his name in column 2 of Schedule 1 that he is the sole owner of his respective Set of Shares and he has and will at Closing have the right to sell and transfer full legal and beneficial title and ownership to and of his respective Shares free from all Third Party Rights.

11.2         Each of the Sellers severally warrants to the Purchaser in respect of each Set of Shares set out against his name in column 2 of Schedule 1 and the Business of the Target Company to which such Set of Shares relates, that each of the Warranties is true, accurate and not misleading at the date of this Agreement. For the avoidance of doubt:

(a)           DLI will not be liable for any Claim relating directly or indirectly to affairs, assets or any other matters whatsoever relating to Geneva Industries Limited and/or Geneva Auctions Limited;

(b)           SJ will not be liable for any Claim relating directly or indirectly to the assets, affairs or any other matters whatsoever relating to Willen Trading Limited and/or Geneva Auctions Limited; and

(c)           DMD will not be liable for any Claim relating directly or indirectly to the assets, affairs or any other matters whatsoever relating to Geneva Industries Limited and/or Willen Trading Limited.

11.3         The Closing Warranties shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in the Closing Warranties to the date of this Agreement were references to the Closing Date.

11.4         Each Warranty shall be separate and independent and (except as expressly otherwise provided) no Warranty shall be limited by reference to any other Warranty.

11.5         Any claim by the Purchaser in connection with the Warranties shall be subject to the provisions of this clause 11 and Schedule 9. The Sellers acknowledge that the Purchaser is entering into this Agreement on the basis of the Warranties.

11.6         Each Seller agrees and undertakes to the Purchaser (for that Seller himself and as agent for each individual and entity referred to in this clause 11.6) that, except in the case of fraud, he has no rights against and shall not make any claim against any present or former employee, director, agent or officer of any Target Company or any member of the Purchaser Group on whom he may have relied before agreeing any term of or before entering into this Agreement or any other Transaction Document (including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement or any other Transaction Document).

11.7         Each Seller severally indemnifies the Purchaser (on an after-Tax basis) if, on Closing there is any:

(a)           Financial Debt; or

(b)           amount owing by a Target Company to any of the Sellers or any person connected to a Seller (other than amounts properly due to a Seller under his contract of employment or any other debts owing between the Target Companies).

11.8         Each Seller undertakes to the Purchaser that, in addition to any amounts recoverable for a breach of any Warranty, it shall, in addition, pay or procure, on demand all costs and expenses suffered or incurred by the Purchaser or any of its Affiliates (including any Target Company), directly as a result of or in connection with the breach of Warranty, multiplied by the Relevant Claim Percentage.

12.          Purchaser Warranties

12.1         The Purchaser warrants to the Sellers as at the date of this Agreement in the terms of the warranties set out in Schedule 8.

13.          Conduct of Purchaser Claims

13.1         If the Purchaser becomes aware of any claim or potential claim by a third party (a “Third Party Claim”) after Closing which is likely to result in a Non-Tax Claim being made under this Agreement, the Purchaser shall as soon as reasonably practicable give notice of the Third Party Claim to the Sellers’ Representative and (subject to the Purchaser and each member of the Purchaser Group being indemnified (on an after-Tax basis) to the Purchaser’s reasonable satisfaction by the Sellers against all reasonable out-of-pocket costs and expenses, including those of its legal advisers, incurred in respect of that Third Party Claim) shall, and shall procure that the relevant Target Company shall:

(a)           ensure that the Sellers (as applicable) are given all reasonable facilities to investigate the Third Party Claim;

(b)           not admit liability or make any agreement or compromise with any person, body or authority in relation to that Third Party Claim without prior consultation with the Sellers (as applicable); and

(c)           (subject to the Purchaser being entitled to employ its own legal advisers) take any action that the Sellers reasonably request to avoid, resist, dispute, appeal, compromise or defend that Third Party Claim.

13.2         The rights of the Sellers under clause 13.1 shall only apply to a Third Party Claim if any of the Sellers (or the Sellers’ Representative) gives notice to the Purchaser in writing of its intention to exercise its rights within 10 Business Days of the Purchaser giving notice of the Third Party Claim. If the Sellers (or the Sellers’ Representative) do not give notice during that period, the Purchaser shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim against any member of the Purchaser Group out of which that Third Party Claim may arise.

13.3         Neither the Purchaser nor any of its Affiliates shall be required to take any action or refrain from taking any action pursuant to clause 13.1 if the action or omission requested would, in the reasonable opinion of the Purchaser, be materially prejudicial to the business of the Purchaser or any of its Affiliates.

13.4         The Purchaser shall not be precluded from bringing any Non-Tax Claim under this Agreement by reason of any breach of the terms of this clause 13.

14.          Purchaser’s rights to terminate

14.1         The Purchaser may terminate this Agreement (other than the Surviving Provisions) by notice to the Sellers’ Representative at any time before Closing if any of the following circumstances arises or occurs at any time before Closing, namely:

(a)           any Material Adverse Change occurs;

(b)           a material breach of any Warranty as given on the date of this Agreement;

(c)           any Event occurs which would constitute a material breach of any of the Closing Warranties if they were repeated at any time before Closing by reference to the facts and circumstances then existing (on the basis that references in the Closing Warranties to the date of this Agreement were references to the relevant date);

(d)           any material breach by any Seller of its obligations under this Agreement.

14.2         If the Purchaser terminates this Agreement under clause 14.1, neither Party (nor any of its Affiliates, if applicable) shall have any claim of any nature against the other Party (or any of its Affiliates) under this Agreement (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions).

14.3         The Sellers undertake to disclose promptly to the Purchaser in writing any breach, matter, event, condition, circumstance, fact or omission of which that Seller is or becomes aware that may give rise to a right of termination under clause 14.1.

15.          Tax

15.1         The provisions of Schedule 7 shall apply in relation to Taxation.

15.2         The Tax Covenant shall come into effect at Closing.

16.          Insurance

16.1         Until and including the Closing Date, the relevant Sellers shall ensure that each Target Company continues in force and comply with all policies of insurance in respect of the Target Companies.

16.2         If any insured event occurs before Closing in relation to any Target Company, the relevant Sellers shall use all reasonable efforts to make recovery under the relevant policy prior to Closing. To the extent that recovery is made, the Seller shall, and shall procure that the relevant Target Company shall, ensure that the proceeds are dealt with in accordance with procedures normally observed by that Target Company.

17.          Information, Records and Assistance Post-closing

17.1         For seven (7) years following the Closing Date:

(a)           each Seller shall provide the Purchaser (at the Purchaser’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that such books, accounts, customer lists and records relate to the Target Companies and to the period up to Closing (the “Records”). This obligation is subject to the provisions of clause 22 (Confidentiality); and

(b)           none of the Sellers shall dispose of or destroy any of the Records without first giving the Purchaser at least two (2) months’ notice of its intention to do so and giving the Purchaser a reasonable opportunity to remove and retain any of them (at the Purchaser’s expense).

18.          Protective Covenants Post-closing

18.1         The Sellers shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or concerned or interested economically or otherwise in any manner in any Competing Business in the Protected Territories for three (3) years after the Closing Date. For this purpose:

“Competing Business” means a business which competes with any business carried on at any time during 12 months preceding the Closing Date by any Target Company; and

“Protected Territories” means:

(a)           England, Scotland, Wales, Northern Ireland, the Republic of Ireland and Germany; and

(b)           such areas which upon Closing or in the period of 12 months prior to Closing Date any of the Target Companies either (i) carried on the

Competing Business (or any part of it) to any material extent (ii) marketed or provided goods or services to any Customers or (iii) developed plans to commence the marketing of goods or services in connection with a Competing Business.

18.2         Nothing in this clause 18 shall prevent any of the Sellers, after Closing, from owning for investment purposes securities in any company dealt in on a stock exchange provided that they do not exceed five (5) per cent. in nominal value of the securities in that company (or of any class of its securities).

18.3         The Sellers shall not (whether alone, jointly with another, directly or indirectly), for three (3) years after Closing, offer to employ or seek to entice away from any Target Company or any member of the Purchaser Group, or conclude any contract for services with, any person who was employed by any Target Company in skilled or managerial work at any time during the 12 months ending on the Closing Date.

18.4         The Sellers shall not (whether alone, jointly with another, directly or indirectly), for three (3) years after Closing, seek to entice away from any Target Company or any member of the Purchaser Group, or conclude any contract for services with, any Customer during the 12 months ending on the Closing Date.

18.5         Each of the undertakings in clauses 18.1 to 18.4 (inclusive) is given to the Purchaser and to each of its Affiliates. The Sellers acknowledge that each is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser and its Affiliates. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.

19.          Post-Closing Undertakings

19.1         The Sellers shall ensure that (i) all monies or other items belonging to the Purchaser, or Target Company or which should have properly been paid or provided to any of them in relation to the Business and (ii) all notices, correspondence, orders or enquiries to the extent they relate to the Business, which any Seller receives after Closing are promptly passed to the Purchaser.

20.          Payments

20.1         Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) to any of the Sellers shall be made to the Sellers’ Solicitors.

20.2         Any payment to be made pursuant to this Agreement by a Seller to the Purchaser shall be made to the Purchaser’s Solicitors. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

20.3         Payment under clause 20.1 and 20.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

20.4         If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

20.5         The Purchaser’s Solicitors are hereby authorised by the Purchaser to receive sums transferred on behalf of it and the receipt by the Purchaser’s Solicitors of any sum transferred to them hereunder shall constitute a good receipt by the Purchaser of the relevant sum from the Sellers.

20.6         The Sellers’ Solicitors are hereby authorised by the Sellers to receive sums transferred on behalf of any of them and the receipt by the Sellers’ Solicitors of any sum transferred to them hereunder shall constitute a good receipt by the Sellers of the relevant sum from the Purchaser.

21.          Announcements

21.1         Neither the Sellers nor the Purchaser (nor any of their respective Affiliates, if applicable) shall make any announcement or issue any circular in connection with the existence or the subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

21.2         The restriction in clause 21.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the Party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other Party in advance as to its form, content and timing.

21.3         Each Seller and the Purchaser agree to fully cooperate to prepare and release any public statement regarding this Agreement or the transactions contemplated hereby.

22.          Confidentiality

22.1         For the purposes of this clause 22:

“Confidential Information” means:

(a)           (in relation to the obligations of the Purchaser) any information received or held by the Purchaser relating to the Sellers or, prior to Closing, any of the Target Companies; or

(b)           (in relation to the obligations of the Sellers) any information received or held by the Sellers relating to the Purchaser Group or, following Closing, any of the Target Companies; and

(c)           information relating to the provisions and subject matter of, and negotiations leading to, this Agreement and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means.

22.2         Each of the Sellers and the Purchaser shall maintain Confidential Information in confidence and not disclose that Confidential Information to any person except (i) as this clause 22 permits or (ii) as the other Party approves in writing.

22.3         Clause 22.2 shall not prevent disclosure by a Party or its representatives to the extent it can demonstrate that:

(a)           disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any Tax authority) having applicable jurisdiction (provided that the disclosing Party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

(b)           disclosure is of Confidential Information which was lawfully in the possession of that Party (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)           disclosure is of Confidential Information which has previously become publicly available other than through that Party’s fault; or

(d)           disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

23.          Assignment

23.1         Except as provided in this clause 23 or unless the Sellers and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

23.2         Subject to clause 23.4, the Purchaser may assign the benefit of this Agreement and/or of any other Transaction Document to which it is a Party (in whole or in part) to, and it may be enforced by, any Permitted Assignee as if it were the Purchaser under this Agreement. Any Permitted Assignee to whom an assignment is made in accordance with the provisions of this clause 23 may itself make an assignment as if it were the Purchaser under this clause 23. For this purpose, a “Permitted Assignee” means any member or members of the Purchaser Group and/or any third party or third parties.

23.3         Subject to clause 23.4, the Purchaser may assign its rights under this Agreement and/or under any other Transaction Document to which it is a Party by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares. The Purchaser acknowledges and agrees that the rights conferred on any such assignee shall only be exercisable at the same time as it exercises its security under such finance arrangements.

23.4         If the benefit of this Agreement and/or any other Transaction Document is assigned in accordance with clauses 23.2 or 23.3, then the liability of the Sellers under this Agreement or any Transaction Document shall be no greater and their rights against the Purchaser no less, than they respectively would have been had the Purchaser remained the sole owner of the Shares and had retained solely the benefit of this Agreement and Transaction Documents.

24.          Further Assurances

24.1         Each of the Sellers and the Purchaser shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or required by the Purchaser to implement and give effect to this Agreement.

25.          Costs

25.1         Except as otherwise provided in this Agreement, each of the Sellers and the Purchaser shall be responsible for its own costs, charges and other expenses incurred in connection with the Proposed Transactions.

26.          Notices

26.1         Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that, in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

26.2         The addresses and fax numbers of the Parties for the purpose of clause 26.1 are:

	Address:	Fax:

David Mark Jacobs	Hollybush Farm Botley Road Chesham Buckinghamshire HP5 1XG	N/A

Simon Jacobs	44 Marsworth Avenue Pinner Middlesex HA5 4TT	N/A

Darren Lee Innocent	Bakers Farm, High Street Shenington Buckinghamshire MK16 9NU	N/A

Darren Malcolm Dorrington	34 Saltwood Avenue Kingsmead Milton Keynes MK4 4HP	N/A

	Address:	Fax:

Liquidity Services Limited For the attention of: Holger Schwarz, Bill Angrick and James Williams	Unit 4, Prince Rupert House Cavalier Court Bumpers Farm Chippenham Wiltshire SN14 6LH	+44 1249 709 291

Liquidity Services, Inc. For the attention of: Bill Angrick and James Williams	1920 L St. NW 6th Floor Washington DC 20036 USA	+1 202 558 6279

With a copy to:	Liquidity Services Limited (address above)

27.          Conflict with other Agreements

27.1         If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement and as between any of the Sellers and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Sellers and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

28.          Whole Agreement

28.1         This Agreement and the other Transaction Documents set out the whole agreement between the Parties in respect of the sale and purchase of the Shares and the Businesses and supersede any prior agreement (whether oral or written) relating to the Proposed Transactions. It is agreed that:

(a)           no Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of any other Party in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document; and

(b)           except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party shall owe any duty of care or have any liability in tort or otherwise to any other Party in relation to the Proposed Transactions.

28.2         This clause 28 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

29.          Waivers, Rights and Remedies

29.1         No failure or delay by any Party to this Agreement in exercising any right or remedy provided by law or under this Agreement or any Transaction Document shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

29.2         The rights and remedies of the Purchaser under this Agreement shall not be affected, and the liabilities of the Sellers under this Agreement shall not be released, discharged or impaired by (i) Closing, (ii) any knowledge held or gained of any such affairs by or on behalf of the Purchaser (except, in respect of the Warranties only, for matters fairly and specifically Disclosed in the Disclosure Letter and Disclosure Bundle), (iii) subject to compliance with the notice requirements in Schedule 9, the expiry of any limitation period prescribed by law in relation to a Claim, or (iv) any event or matter, other than a specific and duly authorised written waiver or release by the Purchaser.

30.          Guarantees and Indemnities

30.1         In consideration of the Sellers entering into this Agreement, the Purchaser Parent guarantees to the Sellers and their successors, transferees and assigns the due and punctual payment to the Sellers on demand of all or any of the Guaranteed Obligations.

30.2         If the Guaranteed Obligations are not recoverable from the Purchaser by reason of illegality, incapacity, lack of or exceeding of powers, invalidity of execution or any other reason, the Purchaser Parent shall remain liable under this clause 30 for the Guaranteed Obligations as if it were a principal debtor.

30.3         The Purchaser Parent as principal obligor agrees to indemnify the Sellers (on an after Tax basis) in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Sellers arising out of, or in connection with, any failure of the Purchaser to perform or discharge the Guaranteed Obligations.

30.4         This clause 30 is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable under this Agreement.

30.5         The liability of the Purchaser Parent under this guarantee shall not be reduced, discharged or otherwise adversely affected by anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Purchaser Parent or otherwise reduce or extinguish its liability under this clause 30.

30.6         This guarantee shall be in addition to and independent of all other security which Sellers may hold from time to time in respect of the discharge and performance by Purchaser of the Guaranteed Obligations.

31.          Effect of Closing

31.1         Notwithstanding Closing (i) each provision of this Agreement and any other Transaction Document not performed at or before Closing but which remains capable of performance (ii) the Warranties and (iii) all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Agreement or any other Transaction Document, will remain in full force and effect and (except as otherwise expressly provided) without limit in time.

32.          Counterparts

32.1         This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

33.          Variations

33.1         No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

34.          Invalidity

34.1         Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

35.          No third party enforcement rights

35.1         Except where expressly provided in this Agreement, a person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999.

36.          Governing law and jurisdiction

36.1         This Agreement shall be governed by, and interpreted in accordance with, English law.

36.2         Except as expressly provided otherwise in this Agreement, the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement. For such purposes each Party irrevocably submits to the jurisdiction of the English courts.

36.3         The Parties irrevocably waive any objections to the jurisdiction of any court referred to in this clause and irrevocably agree that a judgment or order of any court referred to in this clause in connection with this Agreement is conclusive and binding on them and may be enforced against it in the courts of any other jurisdiction.

36.4         The Parties irrevocably consent to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by the law of the place of service or the law of the jurisdiction where proceedings are instituted.

36.5         The Purchaser Parent hereby appoints the Purchaser as its agent for service of process in England and the Purchaser has confirmed in writing to each of the Parties its acceptance of such appointment. All correspondence with the Purchaser (acting in its capacity as agent for service of process) shall be marked for the attention of Darryl Mark Aylett and shall be delivered in accordance with clause 26; and

36.6         If for any reason an agent appointed under clause 36.5 ceases to act as such, the Purchaser Parent shall promptly appoint another such agent and promptly notify the Sellers of the appointment and the new agent’s name and address. If the Purchaser Parent does not make such an appointment within seven (7) days of such cessation, then the Sellers may do so on their behalf and at their cost and shall notify the Purchaser Parent if they do so.

Schedule 1

SELLERS AND PRICE

(1) Seller Name	(2) Shares in Target Companies	(3) Initial Share Prices	(4) Escrow Amounts	(5) Amount of the Initial Share Prices payable at Closing	(6) Relevant Claim Percentage	(7) Relevant Working Capital Percentage
David Mark Jacobs	68 Ordinary Shares of £1.00 each in the capital of Geneva Industries Limited	£4,727,209	£472,720	£4,254,489	68%	68%

	100 Ordinary Shares of £1.00 each in the capital of Willen Trading Limited	£556,000	£56,000	£500,000	50%	50%

	50 Ordinary Shares of £1.00 each in the capital of Geneva Auctions Limited	£278,000	£28,000	£250,000	50%	N/A

Simon Jacobs	32 Ordinary Shares of £1.00 each in the capital of Geneva Industries Limited	£2,224,569	£222,456	£2,002,113	32%	32%

Darren Malcolm Dorrington	50 Ordinary Shares of £1.00 each in the capital of Geneva Auctions Limited	£278,000	£28,000	£250,000	50%	N/A

Darren Lee Innocent	100 Ordinary Shares of £1.00 each in the capital of Willen Trading Limited	£556,000	£56,000	£500,000	50%	50%

Schedule 2

POST-CLOSING FINANCIAL ADJUSTMENTS

Part A: Preliminary

1.             In preparing the Closing Statement:

1.1           the items and amounts to be included in the calculation of Working Capital for the purposes of the Closing Statement shall be identified by applying the definitions of Working Capital and Closing Statement in clause 1 (subject, where applicable, to the provisions of Part A of this Schedule);

1.2           in applying each such definition and the provisions of Part A of this Schedule and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(a)           is dealt with in the specific accounting treatments set out in Part B of this Schedule (the “Specific Accounting Treatments”), the relevant Specific Accounting Treatment(s) shall apply;

(b)           is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations used in the preparation of the Last Accounts (the “Accounting Principles”), the applicable Accounting Principle(s) shall apply (including in relation to the exercise of accounting discretion and judgement); and

(c)           is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, UK GAAP shall apply.

Part B: Specific Accounting Treatments

The following Specific Accounting Treatments shall apply in the preparation of the Closing Statement in respect of each of Geneva Industries and Willen Trading Limited:

WORKING CAPITAL

1.             Stock balances

1.1           Stocks of inventory held for resale, storeroom materials and consumables held at the Closing Date will be valued at the lower of (i) their cost and (ii) their realisable value, to the extent that such stocks exist at the Closing Date and are reasonably expected to be used in the business after the Closing Date.

1.2           Provisions for stock made in the Closing Statement shall not exceed:

(a)           £93,386 in respect of Geneva Industries Limited; and

(b)           £93,630 in respect of Willen Trading Limited.

2.             Trade debtors

2.1           The trade debtors balance in the calculation of Working Capital will reflect invoices issued on or before the Closing Date to the extent that they have not been paid on or before the Closing Date.

2.2           Provisions for trade debtors made in the Closing Statement shall not exceed £109,764 in respect of Geneva Industries Limited.

3.             Prepayments, accrued income and other debtors

3.1           Prepayments shall be included in the calculation of Working Capital in respect of amounts paid on or before the Closing Date in respect of goods and services to be received after the Closing Date.

3.2           There shall be included in the calculation of Working Capital an accrual for corporation tax.

3.3           The calculation of insurance, rates and licence prepayments in the calculation of Working Capital at the Closing Date will be made by reference to the total amounts paid on or before the Closing Date pro-rated between the periods before and after the Closing Date on a daily basis.

4.             Trade creditors and accruals

4.1           In this Part B, “month” means a period (of either four (4) or five (5) weeks ending on the last Sunday of each calendar month) for which each of Geneva Industries Limited and Willen Trading Limited prepares its Management Accounts. Except for accruals/provisions which are over six (6) months old at the Closing Date and which are due for release in accordance with past practice, there shall be no release of that provision or accrual unless (i) cash has been paid on or before the Closing Date or (ii) subsequent external evidence/documentation has been received to indicate that the provision/accrual should be reduced.

4.2           Except as provided elsewhere in this Schedule 2, trade creditors and accruals shall be included in the calculation of Working Capital to the extent that a liability exists and is still outstanding at the Closing Date in respect of goods and services that have been received or supplied on or before the Closing Date.

4.3           Where a purchase order has been raised and placed with suppliers/contractors in respect of capital expenditure projects on or before the Closing Date, a provision shall be included in the calculation of Working Capital to the extent it has not otherwise been paid, accrued or provided for.

4.4           The calculation of Working Capital shall include balances:

(a)           for payments on account in respect of amounts invoiced and received in Cash on or before the Closing Date from customers in respect of shows and events being reported after the Closing Date in accordance with the existing revenue recognition policies of each of Geneva Industries and Willen Trading as applied in the preparation of the Management Accounts;

(b)           for amounts invoiced on or before the Closing Date in respect of services to be supplied after the Closing Date (such as rents invoiced for future periods).

5.             Reserves

5.1           All reserves will be deducted from the calculation of Working Capital.

Part C: Closing Statement

1.             The Purchaser shall, or shall procure that the Purchaser’s accountants shall, after Closing prepare a draft statement (the “Closing Statement”) showing the Working Capital of each of Geneva Industries Limited and Willen Trading Limited.

The Closing Statement shall be in the form set out in Exhibit 2 and incorporate separate statements in the form set out in that Exhibit showing the calculation of the Working Capital of each of Geneva Industries Limited and Willen Trading Limited. The Purchaser shall deliver the draft Closing Statement to the Sellers within 45 days after Closing.

2.             No individual adjustment for an amount of less than £5,000 shall be made to the draft Closing Statement as a result of the process described in this Part C unless the Parties agree otherwise. Where more than one adjustment arises from the same or similar subject matter, facts, events or circumstances, those adjustments may be aggregated and shall together be treated as an individual adjustment for this purpose.

3.             The Sellers’ Representative shall notify the Purchaser in writing (an “Objection Notice”) within 30 days after receipt whether or not it accepts the draft Closing Statement for the purposes of this Agreement. An Objection Notice shall set out in detail the reasons for such non-acceptance and specify the adjustments which, in the opinion of the Sellers (or any one of them), should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the Sellers shall be deemed to have agreed the draft Closing Statement in full.

4.             If the Sellers’ Representative serves an Objection Notice in accordance with paragraph 3, the Purchaser and the relevant Seller(s) shall meet and discuss the objections set out in the Objection Notice and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 30 days after receipt by the Purchaser of the Objection Notice.

5.             If the Sellers are satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to paragraph 4) or if the Seller fails to give a valid Objection Notice within the 30 day period referred to in paragraph 3, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

6.             If the Sellers and the Purchaser do not reach agreement within 30 days of receipt by the Purchaser of the Objection Notice, then the matters in dispute shall be referred (on the application of either the Sellers’ Representative or the Purchaser) for determination by an independent firm of chartered accountants of international standing as the Sellers and the Purchaser shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Firm”). The Firm shall be requested to make its decision within seven (7) days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)           the Sellers and the Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)           following delivery of their respective submissions, the Purchaser and the Sellers shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, none of the Sellers or the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other Party (unless otherwise directed) 10 days to respond to any statements or submission so made);

(c)           in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(d)           the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

7.             Each Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Firm shall be borne equally between the Sellers and the Purchaser or in such other proportions as the Firm shall determine.

8.             To enable the Purchaser to meet its obligations under this Schedule 2, the Sellers shall provide to the Purchaser and the Purchaser’s accountants full access to the books and records, employees and premises of the Geneva Industries Limited and Willen Trading Limited to the date that the draft Closing Statement is agreed or determined. If the Sellers’ Representative serves an Objection Notice, it shall ensure that the Purchaser and the Purchaser’s accountants shall be given reasonable access to the Sellers’ accountants’ working papers relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Sellers in relation to the Closing Statement. The Sellers shall co-operate fully with the Purchaser and shall permit the Purchaser and/or the Purchaser’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the Purchaser to facilitate the preparation of the Closing Statement.

9.             When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as the Working Capital for each Business shall be final and binding for the purposes of this Agreement.

Part D: Financial Adjustments

1.             When the Closing Statement has been finally agreed or determined in accordance with this Schedule 2, the following adjustments shall be made to each Initial Share Price.

2.             Working Capital

2.1           If the aggregate Working Capital for Geneva Industries Limited and Willen Trading Limited is:

(a)           an amount greater than 110 per cent. of the Target Working Capital, then the Purchaser shall instruct its bank to pay to the relevant Seller(s) all amounts in excess of that 110 per cent, multiplied by such Seller’s Relevant Working Capital Percentage; or

(b)           an amount less than 90 per cent. of the Target Working Capital, then the Seller(s) shall pay to the Purchaser an amount by which the aggregate Working Capital falls below 90 per cent. of the Target Working Capital, multiplied by such Seller’s Relevant Working Capital Percentage to the Purchaser.

3.             General

3.1           Any payment required to be made pursuant to any of paragraph 2 inclusive of this Part D shall be paid by the Sellers or the Purchaser (as the case may be) together with interest on such payment at two (2) per cent. above the base rate from time to time of Barclays Bank plc for the period from (but excluding) the Closing Date to (and including) the due date for payment pursuant to the relevant clause, calculated on a daily basis.

3.2           The Sellers and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of Part C of this Schedule 2, the sums which each is respectively obliged to pay pursuant to this Part D shall be aggregated and set off against each other. Whichever of the Sellers or Purchaser is then left with any payment obligation under this Part D shall make the applicable payment(s) (in the case of the Sellers, pro rata to their Relevant Working Capital Percentage) within five (5) Business Days of the date on which the Closing Statement is agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 20.1 or 20.2 of this Agreement, as the case may be.

Schedule 3

EARN-OUT

Part A - Definitions and Interpretation

1.                                       Definitions

1.1                                 The definitions and rules of interpretation in this paragraph apply in this Schedule 3:

“Calculation Years” means Year 1, Year 2 and Year 3, and any of them shall be known as a “Calculation Year”;

“DMJ Earn-Outs” means the DMJ Geneva Earn-Out and the DMJ Willen Earn-Out;

“GAL Business” means the business carried on by the Purchaser and previously carried on by Geneva Auctions Limited up to the Closing Date;

“Geneva EBITDA” means the aggregated earnings of the GIL Business and the GAL Business for a relevant Calculation Year before all interest, Tax, depreciation and amortisation, as determined by reference to a profit and loss statement prepared by the Purchaser under the direction of the Purchaser Parent in respect of that Calculation Year, and having regard to the past accounting practices of the GAL Business and the GIL Business;

“GIL Business” means the business carried on by the Purchaser and previously carried on by Geneva Industries Limited up to the Closing Date;

“Relevant DLI Maximum Earn-Out Award” means the maximum amount of the Loan Notes redeemable by DLI in the relevant Calculation Year as set out opposite his name in columns 1-3 of Table 3 of the Exhibit to this Schedule;

“Relevant DMJ Maximum Earn-Out Award” means the maximum amount of the Loan Notes redeemable by DMJ in the relevant Calculation Year and for the relevant Target Company as set out opposite his name in columns 1-3 of Tables 3-4 of the Exhibit to this Schedule;

“Relevant SJ Maximum Earn-Out Award” means the maximum amount of the Loan Notes redeemable by SJ in the relevant Calculation Year as set out opposite his name in columns 1-3 of Table 4 of the Exhibit to this Schedule;

“Relevant Geneva EBITDA Target” means the aggregated EBITDA Target of the GAL Business and the GIL Business for the relevant Calculation Year as set out in columns 1-3 of Table 2 of the Exhibit to this Schedule;

“Relevant Willen EBITDA Target” means the EBITDA Target of the Willen Business for the relevant Calculation Year as set out in columns 1-3 of Table 1 of the Exhibit to this Schedule;

“Willen Business” means the business carried on by the Purchaser and previously carried on by Willen Trading Limited up to the Closing Date;

“Willen EBITDA” means the earnings of the Willen Business for a relevant Calculation Year before all interest, Tax, depreciation and amortisation, as determined by reference to a profit and loss statement prepared by the Purchaser under the direction of the Purchaser Parent in respect of that Calculation Year, and having regard to the past accounting practices of the Willen Business;

“Year 1” means the period of 12 months beginning on the Closing Date;

“Year 2” means the period of 12 months beginning at the end of Year 1; and

“Year 3” means the period of 12 months beginning at the end of Year 2.

1.2           Unless the contrary intention appears, words and expressions defined in this Agreement have the same meaning in this Schedule 3 and any provisions in this Agreement concerning matters of construction or interpretation also apply in this Schedule 3.

Part B – DLI Earn-Out

1.             DLI Earn-Out

1.1           As additional consideration for the sale by DLI of the Shares in Willen Trading Limited set against his name in column 2 of Schedule 1, the Purchaser shall issue to DLI with effect from, and conditional upon, Closing, Loan Notes in the nominal amounts set opposite his name in columns 1-3 of Table 5 in the Exhibit to this Schedule.

1.2           For each Calculation Year, the “DLI Earn-Out Entitlement” shall be:

(a)                                 £61,438, conditional upon achievement by the Purchaser of a Willen EBITDA of 90 per cent. of the Relevant Willen EBITDA Target; or

(b)                                conditional upon achievement by the Purchaser of a Willen EBITDA of more than 90 per cent. but less than 95 per cent. of the Relevant Willen EBITDA Target, an amount in pounds sterling equal to:

rounded to the nearest three decimal places and being not more than 4.999; or

(c)                                 £92,167 conditional upon achievement by the Purchaser of a Willen EBITDA of 95 per cent. of the Relevant Willen EBITDA Target; or

(d)                                conditional upon achievement by the Purchaser of a Willen EBITDA of more than 95 per cent. but less than 100 per cent. of the Relevant Willen EBITDA Target, an amount in pounds sterling equal to:

rounded to the nearest three decimal places and being not more than 4.999; or

(e)                                 £184,333 conditional upon achievement by the Purchaser of a Willen EBITDA of 100 per cent. or more, of the Relevant Willen EBITDA Target.

1.3           DLI hereby warrants that, in respect of each Calculation Year, the Willen EBITDA will not be less than the Relevant Willen EBITDA Target for that Calculation Year.

1.4           In the event of a breach of the warranty set out at paragraph 1.3 of this Part B, the Purchaser shall be entitled to set-off against and deduct from the amount payable by it in respect of the Loan Notes of the relevant series (to which the Calculation Year relates) an amount determined in accordance with paragraph 1.5 below, and DLI’s liability in respect of such breach shall be fully discharged thereby.

1.5           The amount which the Purchaser shall be entitled to deduct from the amount payable by it in respect of the Loan Notes of the relevant series (to which the Calculation Year relates) shall be such amount as would, with accrued interest at the rate and on the basis set out in the Loan Note Instrument be, an amount equal to the Earn-Out Shortfall, as defined below.

1.6           For the purposes of paragraph 1.5 “Earn-Out Shortfall” means an amount equal to the difference between the Relevant DLI Maximum Earn-Out Award and the DLI Earn-Out Entitlement for that Calculation Year (calculated in accordance with paragraph 1.2 of this Part B.

1.7           Except as provided in paragraph 1.4 of this Part B, the Purchaser shall have no other remedy in respect of a breach of the warranty contained at paragraph 1.3 of this Part B.

Part C – SJ Earn-Out

1.             SJ Earn-Out

1.1           As additional consideration for the sale by SJ of the Shares in Geneva Industries Limited set against his name in column 2 of Schedule 1, the Purchaser shall issue to SJ with effect from, and conditional upon, Closing, Loan Notes in the nominal amounts set opposite his name in columns 1-3 of Table 6 in the Exhibit to this Schedule.

1.2           For each of Year 1 and Year 2, the “SJ Earn-Out Entitlement” shall be:

(a)                                 £20,000 conditional upon achievement by the Purchaser of a Geneva EBITDA of 95 per cent. of the Relevant Geneva EBITDA Target; or

(b)                                conditional upon achievement by the Purchaser of a Geneva EBITDA of more than 95 per cent. but less than 100 per cent. of the Relevant Geneva EBITDA Target, an amount in pounds sterling equal to:

rounded to the nearest three decimal places and being not more than 4.999; or

(c)                                 £40,000 conditional upon achievement by the Purchaser of a Geneva EBITDA of 100 per cent. or more, of the Relevant Geneva EBITDA Target,

and for Year 3, the “SJ Earn-Out Entitlement” shall be:

(d)                                £32,000 conditional upon achievement by the Purchaser of a Geneva EBITDA of 95 per cent. of the Relevant Geneva EBITDA Target; or

(e)                                 conditional upon achievement by the Purchaser of a Geneva EBITDA of more than 95 per cent. but less than 100 per cent. of the Relevant Geneva EBITDA Target, an amount in pounds sterling equal to:

rounded to the nearest three decimal places and being not more than 4.999; or

(f)                                   £64,000 conditional upon achievement by the Purchaser of a Geneva EBITDA of 100 per cent. or more, of the Relevant Geneva EBITDA Target.

1.3           SJ hereby warrants that, in respect of each Calculation Year, the Geneva EBITDA will not be less than the Relevant Geneva EBITDA Target for that Calculation Year.

1.4           In the event of a breach of the warranty set out at paragraph 1.3 of this Part C, the Purchaser shall be entitled to set-off against and deduct from the amount payable by it in respect of the Loan Notes of the relevant series (to which the Calculation Year relates) an amount determined in accordance with paragraph 1.5 below, and SJ’s liability in respect of such breach shall be fully discharged thereby.

1.5           The amount which the Purchaser shall be entitled to deduct from the amount payable by it in respect of the Loan Notes of the relevant series (to which the Calculation Year relates) shall be such amount as would, with accrued interest at the rate and on the basis set out in the Loan Note Instrument be, an amount equal to the Earn-Out Shortfall, as defined below.

1.6           For the purposes of paragraph 1.5 of this Part C “Earn-Out Shortfall” means an amount equal to the difference between the Relevant SJ Maximum Earn-Out Award and the SJ Earn-Out Entitlement for that Calculation Year (calculated in accordance with paragraph 1.2 of this Part C.

1.7           Except as provided in paragraph 1.4 of this Part C , the Purchaser shall have no other remedy in respect of a breach of the warranty contained at paragraph 1.3 of this Part C.

Part D – DMJ Willen Earn-Out

1.             DMJ Willen Earn-Out

1.1           As additional consideration for the sale by DMJ of the Shares in Willen Trading Limited set against his name in column 2 of Schedule 1, the Purchaser shall issue to DMJ with effect from, and conditional upon, Closing, Loan Notes in the nominal amounts set opposite his name in columns 1-3 of Table 5 in the Exhibit to this Schedule.

1.2           For each of Year 1 and Year 2, the “DMJ Willen Earn-Out Entitlement” shall be:

(a)                                 £62,500 conditional upon achievement by the Purchaser of a Willen EBITDA of 95 per cent. of the Relevant Willen EBITDA Target; or

(b)                                conditional upon achievement by the Purchaser of a Willen EBITDA of more than 95 per cent. but less than 100 per cent. of the Relevant Willen EBITDA Target, an amount in pounds sterling equal to:

rounded to the nearest three decimal places and being not more than 4.999; or

(c)                                 £125,000 conditional upon achievement by the Purchaser of a Willen EBITDA of 100 per cent. or more, of the Relevant Willen EBITDA Target;

and for Year 3, the “DMJ Willen Earn-Out Entitlement” shall be:

(d)                                £100,000 conditional upon achievement by the Purchaser of a Willen EBITDA of 95 per cent. of the Relevant Willen EBITDA Target; or

(e)                                 conditional upon achievement by the Purchaser of a Willen EBITDA of more than 95 per cent. but less than 100 per cent. of the Relevant Willen EBITDA Target, an amount in pounds sterling equal to:

rounded to the nearest three decimal places and being not more than 4.999; or

(f)                                   £200,000 conditional upon achievement by the Purchaser of a Willen EBITDA of 100 per cent. or more, of the Relevant Willen EBITDA Target.

1.3           DMJ hereby warrants that, in respect of each Calculation Year, the Willen EBITDA will not be less than the Relevant Willen EBITDA Target for that Calculation Year.

1.4           In the event of a breach of the warranty set out at paragraph 1.3 of this Part D, the Purchaser shall be entitled to set-off against and deduct from the amount payable by it in respect of the Loan Notes of the relevant series (to which the Calculation Year relates) an amount determined in accordance with paragraph 1.5 below, and DMJ’s liability in respect of such breach shall be fully discharged thereby.

1.5           The amount which the Purchaser shall be entitled to deduct from the amount payable by it in respect of the Loan Notes of the relevant series (to which the Calculation Year relates) shall be such amount as would, with accrued interest at the rate and on the basis set out in the Loan Note Instrument be, an amount equal to the Earn-Out Shortfall, as defined below.

1.6           For the purposes of paragraph 1.5 of this Part D “Earn-Out Shortfall” means an amount equal to the difference between the Relevant DMJ Maximum Earn-Out Award and the DMJ Earn-Out Entitlement for that Calculation Year (calculated in accordance with paragraph 1.2 of this Part D.

1.7           Except as provided in paragraph 1.4, the Purchaser shall have no other remedy in respect of a breach of the warranty contained at paragraph 1.3 of this Part D.

Part E – DMJ Geneva Earn-Out

1.             DMJ Geneva Earn-Out

1.1           As additional consideration for the sale by DMJ of the Shares in Geneva Auctions Limited and Geneva Industries Limited set against his name in column 2 of Schedule 1, the Purchaser shall issue to DMJ with effect from, and conditional upon, Closing, Loan Notes in the nominal amounts set opposite his name in columns 1-3 of Table 6 in the Exhibit to this Schedule.

1.2           For each of Year 1 and Year 2, the “DMJ Geneva Earn-Out Entitlement” shall be:

(a)                                 £42,500 conditional upon achievement by the Purchaser of a Geneva EBITDA of 95 per cent. of the Relevant Geneva EBITDA Target; or

(b)                                conditional upon achievement by the Purchaser of a Geneva EBITDA of more than 95 per cent. but less than 100 per cent. of the Relevant Geneva EBITDA Target, an amount in pounds sterling equal to:

rounded to the nearest three decimal places and being not more than 4.999; or

(c)                                 £85,000 conditional upon achievement by the Purchaser of a Geneva EBITDA of 100 per cent. or more, of the Relevant Geneva EBITDA Target.

and for Year 3, the “DMJ Geneva Earn-Out Entitlement” shall be:

(d)                                £68,000 conditional upon achievement by the Purchaser of a Geneva EBITDA of 95 per cent. of the Relevant Geneva EBITDA Target; or

(e)                                 conditional upon achievement by the Purchaser of a Geneva EBITDA of more than 95 per cent. but less than 100 per cent. of the Relevant Geneva EBITDA Target, an amount in pounds sterling equal to:

rounded to the nearest three decimal places and being not more than 4.999; or

(f)                                   £136,000 conditional upon achievement by the Purchaser of a Geneva EBITDA of 100 per cent. or more, of the Relevant Geneva EBITDA Target.

1.3           DMJ hereby warrants that, in respect of each Calculation Year, the Geneva EBITDA will not be less than the Relevant Geneva EBITDA Target for that Calculation Year.

1.4           In the event of a breach of the warranty set out at paragraph 1.3 of this Part E, the Purchaser shall be entitled to set-off against and deduct from the amount payable by it in respect of the Loan Notes of the relevant series (to which the Calculation Year relates) an amount determined in accordance with paragraph 1.5 below, and DMJ’s liability in respect of such breach shall be fully discharged thereby.

1.5           The amount which the Purchaser shall be entitled to deduct from the amount payable by it in respect of the Loan Notes of the relevant series (to which the Calculation Year relates) shall be such amount as would, with accrued interest at the rate and on the basis set out in the Loan Note Instrument be, an amount equal to the Earn-Out Shortfall, as defined below.

1.6           For the purposes of paragraph 1.5 of this Part E “Earn-Out Shortfall” means an amount equal to the difference between the Relevant DMJ Maximum Earn-Out Award and the DMJ Earn-Out Entitlement for that Calculation Year (calculated in accordance with paragraph 1.2 of this Part E.

1.7           Except as provided in paragraph 1.4 of this Part E , the Purchaser shall have no other remedy in respect of a breach of the warranty contained at paragraph 1.3 of this Part E.

Part F – Target Company EBITDA Calculation Procedure

1.             The Purchaser undertakes to DLI, DMJ and SJ that for the period from the Closing Date up to and including the end of Year 3:

(a)                                 the Willen Business shall be carried on by the Purchaser as a separate division to the GAL Business and GIL Business;

(b)                                the GAL Business, the Willen Business and the GIL Business shall be carried out, so far as is practicable, in the ordinary course and substantially in the same manner that such business had been carried on prior to Closing;

(c)                                 proper and correct accounting records of the GAL Business, the Willen Business and the GIL Business shall be kept and maintained;

(d)                                DMJ and SJ shall promptly be given all necessary information concerning the GAL Business and the GIL Business which is relevant for the purposes of calculating any sums due to them pursuant to this Schedule 3;

(e)                                 DMJ and DLI shall promptly be given all necessary information concerning the Willen Business which is relevant for the purposes of calculating all sums due to them pursuant to this Schedule 3;

2.             Within 60 Business Days following the end of each Calculation Year, the Purchaser shall issue to each of DLI, DMJ and SJ (as applicable) a written notice specifying the Geneva EBITDA or the Willen EBITDA and (together with supporting calculations) the amount of the relevant earn-out entitlement(s) for that Calculation Year. The Purchaser and each of DLI and DMJ (for himself and on behalf of SJ) shall seek to agree the earn-out entitlement.

3.             In the event of a dispute between the Parties as to the calculation in respect of any Calculation Year of the Geneva EBITDA or the Willen EBITDA, such matter in dispute shall be referred for final settlement to a firm of chartered accountants to be agreed between the Sellers’ Representative and the Purchaser or in default of such agreement within a period of 14 days to be selected by the President for the time being of the Institute of Chartered Accountants in England and Wales (or any person for the time being performing the functions of that official) on the application of the Purchaser or the Sellers’ Representative. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the Parties and their fees shall be borne and paid by the Party nominated by the accountant, taking account of the merits of each of the respective Party’s case.

EXHIBIT TO SCHEDULE 3

Schedule 4

CONDUCT OF THE BUSINESS PRE-CLOSING

1.                                      As soon as practicable following the date of this Agreement, and in any event before Closing, DMJ shall use all reasonable endeavours to put in place an insurance policy in accordance with the terms of the Lease, based on the reinstatement value of the Property contained in the valuation carried out in 2007 for the purposes of the refinancing with Barclays Bank plc (if found), or the recommendations of an external valuer following a formal valuation of the Property for insurance purposes. If a formal valuation is carried out for insurance purposes, the cost of such valuation shall be borne equally by the Purchaser and DMJ. A report on progress is to be provided every Tuesday and Thursday and a copy of the insurance policy shall be provided to the Purchaser before Closing. If DMJ is unable to obtain insurance in accordance with the terms of the Lease, the Lease shall be amended to incorporate the terms of the insurance policy that has been obtained.

2.                                      From the date of this Agreement until Closing, the Sellers shall each ensure (in respect of the Target Company or Target Companies in which they hold any of the Shares) that (except with the Purchaser’s prior written consent):

(a)                                 the affairs of the Target Companies are conducted only in the ordinary and usual course and that no payment is made by a Target Company other than routine payments in the ordinary and usual course of business;

(b)                                all reasonable steps are taken to preserve and protect the assets of each of the Target Companies and to preserve and retain the goodwill of their global Business (including the existing relationships with customers and suppliers);

(c)                                 subject to clause 22 (Confidentiality), the Purchaser’s representatives shall be allowed such access as is reasonably requested, upon reasonable notice and during Working Hours, to (i) the books and records of each Target Company which relate to the Business (including all statutory books, minute books, leases, contracts, supplier lists and customer lists), with the right to take copies and (ii) the premises used by, and management of, the Business;

(d)                                no Target Company does, procures or knowingly allows or any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were repeated at any time before Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date;

(e)                                 all relevant information which comes to its notice or that of any other Seller in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date, is promptly Disclosed to the Purchaser;

(f)                                   no Target Company declares, authorises, makes or pays any dividend or other distribution (whether in Cash, stock or in kind) or reduces, purchases or redeems an part of its paid-up share capital;

(g)                                no Target Company (i) creates, allots or issues or agrees to create, allot, or issue any share or loan capital or other security or (ii) grants any option over or right to subscribe for any share or loan capital or other security;

(h)                                no Target Company sells or purchases or disposes of any interest in any share or loan capital or other security of any Target Company;

(i)                                    except to replace employees of the Target Companies on substantially the same terms, no Target Company shall employ or agree to employ any new persons fully or part time in the Business or dismiss any existing employees, (except for incompetence or gross misconduct or other reasonable cause justifiable in law);

(j)                                    no Key Executive is given notice of termination of employment or is dismissed;

(k)                                 no action is taken by any member of any Target Company, which is inconsistent with the provisions of this Agreement or implementation of the Proposed Transactions;

(l)                                    no Target Company shall make, propose or communicate any change to the terms and conditions, remuneration or benefits of any employee;

(m)                              no Target Company shall make or propose to make any loan to any person whether a Seller, a person connected to a Seller, another Target Company, or otherwise to any third party;

3.                                      Pending Closing, the Sellers shall ensure that no Target Company agrees to or permits (except with the Purchaser’s prior written consent):

(a)                                 the reorganisation of any part of its business, or the discontinuance of any part of it;

(b)                                any failure to settle, in accordance with the payment procedures and timescales normally observed by it, any debts incurred by the Business in the normal course of trading;

(c)                                 any entry into or termination of any contract or arrangement (i) having a value or involving or likely to involve expenditure in excess of £25,000 per annum or (ii) which cannot be performed within its terms within 12 months after the date on which it is entered into or undertaken or cannot be terminated on less than 12 months’ notice or (iii) which may result in any material change in the nature or scope of the operations of that Target Company’s business (or any modification of an existing contract or arrangement which would itself fall, or cause the contract or arrangement concerned to fall, within any of (i) to (iii)) or the making of any bid, tender, proposal or offer likely to lead to any such contract or arrangement;

(d)                                the giving of any guarantee, indemnity or other agreement to secure an obligation of a third party which if called would result in a cost to the Target Company of £25,000 or more;

(e)                                 the institution or settlement of any litigation where it could result in a payment to or by a Target Company of £10,000 or more except for collection in the ordinary course of trading debts, none of which exceeds £10,000;

(f)                                   the entry into or material modification of any agreement with any trade union or other body representing its Employees or relating to any works council;

(g)                                the creation of any Third Party Right over the Shares;

(h)                                the acquisition or disposal of any material asset or material stocks, in each case, involving consideration, expenditure or liabilities in excess of £25,000 (exclusive of VAT), outside the ordinary course of business;

Schedule 5

CLOSING ARRANGEMENTS

Part A: Sellers’ Obligations

1.                                      At or before Closing, the Sellers shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s satisfaction) in relation to their respective Set of Shares:

(a)                                 all necessary documents, duly executed or endorsed where so required, to enable title in all the Shares to pass fully and effectively into the name of the Purchaser, including any documents, such as necessary waivers of pre-emption rights or other consents, as may be required to enable the Purchaser to be registered as the holder of the Shares;

(b)                                the share certificates (including in relation to any bearer shares) in respect of all of the Shares in respect of which certificates were issued or are required by law to be issued (or if such certificates have been lost or destroyed indemnities given by the relevant Seller in favour of the Purchaser);

(c)                                 in respect of each Target Company, the certificate of incorporation, common seal (if it exists), share register or ledger and share certificate book (with any unissued share certificates) and all minute books and other statutory books (which shall be written up to but not including the Closing Date) as are kept by the relevant Target Company;

(d)                                letters of resignation in the Agreed Form duly executed by such directors as the Purchaser may notify to the Sellers or the Sellers’ Representative prior to the Closing Date in respect of their directorships of the Target Companies;

(e)                                 letters of resignation in the Agreed Form duly executed by such company secretaries as the Purchaser may notify to the Sellers or the Sellers’ Representative prior to the Closing Date in respect of their position as company secretary of the Target Companies.

(f)                                   letters of resignation in the Agreed Form duly executed by such auditors as the Purchaser may notify to the Sellers or the Sellers’ Representative prior to Closing in respect of their position as auditors of the Target Companies, together with such further documents, if any, as are needed to effect a valid and legally binding resignation and satisfy any applicable legal on regulatory requirements in relation to that resignation;

(g)                                a certificate of each of the Sellers to the effect that each of the Warranties, insofar as they relate to such Seller’s Set of Shares, was true and accurate in all material respects at the date of this Agreement; and

(h)                                a certificate of each of the Sellers to the effect that each of the Closing Warranties, insofar as they relate to such Seller’s Set of Shares, is true and accurate in all material respects immediately before Closing.

2.                                      The Sellers shall ensure that resolutions of the boards and/or supervisory board (as necessary to provide valid authorisation) of directors of each relevant Target Company (or if required by the law of its jurisdiction or its articles of association, by-laws or other constitutional documents, of its shareholders) are passed by which the following business is transacted:

(a)                                 if appropriate, the registration is approved (subject to such legal or other requirements as are necessary for such registrations to be effected being satisfied) of the transfers in respect of the Shares are approved;

(b)                                if appropriate, the resignations referred to in each of paragraphs (d), (e) and (f) of this Part A above are accepted and such persons as the Purchaser may respectively notify to the Seller prior to Closing are appointed as directors, company secretaries and auditors of the Target Companies;

(c)                                 the accounting reference date of each Target Company is changed to 30 September;

(d)                                the registered office of each Target Company is changed to such address as the Purchaser may respectively notify to the Seller prior to Closing; and

(e)                                 each Target Company makes such amendments to its constitutional documents as the Purchaser may reasonably require and waives any rights of pre-emption in respect of the Shares set out in its respective constitutional documents or otherwise.

3.                                      Choicebrand Supplies Limited shall have entered into an agreement with Geneva Industries Limited to acquire certain inventory for £40,000 plus VAT to be paid in equal monthly instalments of £5,000.

4.                                      DMD shall procure, within 30 days of Closing (i) that the business of C.R. Brighton Limited shall be terminated (ii) a schedule of assets (to include a list of all customers and all registered web addresses and domain names of C.R. Brighton Limited) is prepared and delivered to the Purchaser and (iii) such assets shall promptly be transferred to any Target Company as specified by the Purchaser. For the avoidance of doubt, DMD shall not be liable for any inaccuracies in the information provided in pursuant to (ii).

5.                                      The Sellers shall, or shall procure that, any and all Financial Debt will be repaid at Closing.

6.                                      The Key Executives shall each (i) execute an objection to the transfer of their employment from the relevant Target Company to the Purchaser under Regulation 4(8) of the Regulations (in the Agreed Form) (or at the option of the Purchaser, a letter resigning from their employment with the relevant Target Company by mutual consent, and without liability (in the Agreed Form)) and (ii) execute a service agreement with the Purchaser (in the Agreed Form as set out in Exhibit 5).

7.                                      DMJ and SJ shall deliver, or shall procure there is delivered, audited financial statements for the year ending 31 December 2007 in respect of Geneva Industries Limited, to the Purchaser at Closing.

8.                                      DMJ and DLI shall deliver, or shall procure there is delivered, audited financial statements for the year ending 31 December 2007 in respect of Willen Trading Limited, to the Purchaser at Closing.

Part B: Purchaser Obligations

1.                                      At Closing, the Purchaser shall:

(a)                                 deliver or ensure that there is delivered to the Sellers (or made available to the Seller’s satisfaction) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it; and

(b)                                instruct the Purchaser’s Solicitors to instruct their bank to pay to the Sellers’ Solicitors and the Escrow Agent the Initial Share Prices in accordance with clause 4.3.

(c)                                 deliver a duly executed Secretary’s Certificate of the Purchaser Parent certifying as to the adoption by the Purchaser Parent’s board of resolutions authorizing the Purchaser Parent to enter into this Agreement.

(d)                                deliver the Loan Notes to each of DLI, DMJ and SJ pursuant to, and in the amounts stated in, Clauses 5, 6 and 7 of this Agreement.

Part C: General

1.                                      The Sellers and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement. If not so agreed by the Closing Date, the Transaction Document shall be in the form reasonably specified by the Purchaser provided it is consistent with the terms of this Agreement.

2.                                      At or before Closing, the Seller and the Purchaser shall execute and deliver to each other (or if applicable, procure that their relevant Affiliates shall execute and deliver) the following other documents in the Agreed Form required by this Agreement to be executed on or before Closing, namely:

(a)                                 the Lease with the schedule of condition provided by the Purchaser (the cost of which shall be borne equally by the Purchaser and DMJ) annexed thereto;

(b)                                a business services agreement between Geneva Industries Limited and CAT Europe Limited in the Agreed Form;

(c)                                 all documents and items delivered at Closing shall be held by the recipient to the order of the person delivering the same until such time as Closing shall take place.

Schedule 6

SELLER WARRANTIES

Part A: General

1.                                     The Seller and the Shares

1.1                                Authorisations, valid obligations, filings and consents

(a)                                 Each Target Company has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any Transaction Document to which it is a Party.

(b)                                Neither entry into this Agreement nor implementation of the Proposed Transactions will (i) result in violation or breach of any laws or regulations in any relevant jurisdiction or (ii) amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction, by any Seller or any Target Company, where, in each case, the breach, conflict or violation would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a Party.

(c)                                 Except as referred to in this Agreement, no Seller or Target Company (i) is required to make any announcement, consultation, notice, report or filing or (ii) requires any consent, approval, registration, authorisation or permit, in each case in connection with the execution and performance of this Agreement or any other Transaction Document.

1.2                                The Sellers, the Shares and the Target Companies

(a)                                 Each Target Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and each Target Company has full power to conduct its business as conducted at the date of this Agreement.

(b)                                The Shares constitute the whole of the issued and allotted or, to the extent appropriate, registered, share capitals of the Target Companies listed in Column 2 of Schedule 1. All the Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Shares.

(c)                                 No person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in any Target Company.

(d)                                The information in respect of each of the Target Companies set out in Exhibit 1 is true, accurate and not misleading.

1.3                                Other interests

No Target Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking.

1.4                                CAT Europe Limited

Geneva Industries Limited has completed the divestment of all of its shares in CAT Europe Limited for £50,000.

1.5                                Trade Restrictions

The Target Companies warrants that it has not and, between signing and Closing shall not:

(a)                                 engage in any business with or make any investments in, or make any payments to, (i) any government, entity or individual with which U.S. persons are prohibited from engaging in activities or doing business by U.S. laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or (ii) any government, entity or individual targeted by any of the economic sanctions of the United Kingdom administered by the Bank of England; or

(b)                                engage in or fund, directly or indirectly, any business activities with, or for the benefit of, a government, national, resident or legal entity of Cuba, Sudan, Iran, Myanmar, the Democratic Republic of Korea or Syria.

2.                                     Financial Matters

2.1                                The Accounts

The Last Accounts of each Target Company give a true and fair view of the state of affairs of that Target Company, and its assets and liabilities as at the Last Accounts Date and of the results thereof for the financial year ended on the Last Accounts Date and:

(a)                                 the Accounts for each of the last three (3) financial years ended on the Last Accounts Date were prepared in accordance with the requirements of all relevant laws and the relevant generally accepted accounting principles then in force;

(b)                                the Accounts for each of the last three (3) financial years ended on the Last Accounts Date either make full provision for or disclose in accordance with the relevant generally accepted accounting principles all liabilities (whether actual, contingent or disputed and including finance lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of the Target Company or Target Companies to which they relate;

(c)                                 the results shown by the Accounts for each of the last three (3) financial years ended on the Last Accounts Date were not affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of those periods unusually high or low.

2.2                                Management Accounts

The Management Accounts of each Target Company for all periods ended after the Last Accounts Date have been properly prepared in all material respects. On the basis of the accounting bases, practices and policies used in their preparation and having regard to the purpose for which they were prepared, the Management Accounts:

(a)                                 are not misleading in any material respect;

(b)                                do not materially over-state the value of the assets nor materially under-state the liabilities of the relevant Target Company as at the dates to which they were drawn up; and

(c)                                 do not materially over-state the profits or materially under-state the losses of the relevant Target Company in respect of the periods to which they relate.

In the context of this paragraph 2.2, “material” and “materially” shall be deemed to refer to facts, matters, circumstances, issues or events which have or the absence of which would have an aggregate cost, benefit or value to the Target Companies of more than £50,000.

2.3                                Position since Last Accounts Date

Since the Last Accounts Date:

(a)                                 there has been no Material Adverse Change;

(b)                                each Target Company has carried on its Business in the ordinary and usual course, and no Target Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(c)                                 no Target Company has declared, authorised, paid or made, any dividend or other distribution (whether in Cash, stock or in kind) nor has it reduced paid-up share capital (except for any dividends provided for in the Accounts);

(d)                                no Target Company has issued or agreed to issue any share or loan capital or other similar interest;

(e)                                 no Target Company has entered into any contract, liability or commitment (whether in respect of capital expenditure or otherwise) which:

(i)                                   cannot be performed within its terms within six (6) months after the date on which it was entered into or cannot be terminated on less than 30 days’ notice; or

(ii)                                involved or may involve expenditure of more than £50,000 or an obligation of a material nature or magnitude;

(f)                                   no Target Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets (other than stock) relating to its Business in a single transaction or series of connected transactions, where the value of such assets exceeds £10,000;

(g)                                no Target Company has made any changes in terms of employment, including pension fund commitments, which taken together could increase the total staff costs of its Business by more than £10,000 per annum or the remuneration of any one director or employee by more than £10,000 per annum;

(h)                                no Target Company has repaid any borrowing or indebtedness in advance of its stated maturity;

(i)                                    there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively of any Target Company;

(j)                                    no debtor of any Target Company has been released on terms that it pays less than the book value of its debt and no debt in excess of £10,000 owing to any Target Company has been deferred, subordinated or written off or has proved to any extent irrecoverable.

2.4                                No undisclosed liabilities

There are no actual or contingent liabilities of any of the Target Companies except for (i) liabilities disclosed or provided for in the Last Accounts (ii) liabilities incurred in the ordinary and usual course of business since the Last Accounts Date, none of which results in a Material Adverse Change or (iii) liabilities disclosed elsewhere in the Agreement.

2.5                                Past transactions in accordance with applicable laws

Each Target Company has carried out all transactions in material compliance with all applicable laws and regulations. No such transaction constituted a transfer at an undervalue or an unlawful distribution or unlawful financial assistance by or to any Target Company. At no time during the period have the net assets (being the aggregate value of all the assets less the aggregate value of all the liabilities of the relevant company at the relevant time) of any Target Company been less than the aggregate amount of its share capital and undistributable reserves.

2.6                                Accounting and other records

The statutory books, books of account and other records of each Target Company required to be kept by applicable laws in any relevant jurisdiction are up-to-date and have been maintained in accordance with those laws and relevant generally accepted accounting practices on a proper and consistent basis and comprise in all material respects complete and accurate records of all information required to be recorded. All such statutory books, books of account and other records are in the possession or under the control of a Target Company together with all documents of title and executed copies of all existing agreements which are necessary for the proper conduct of the Business and to which the relevant Target Company is a Party.

3.                                     Debt position

3.1                                Debts owed to the Target Companies

No Target Company has lent any money which is due to be repaid and as at the date of this Agreement has not been repaid to it and no Target Company owns the benefit of any debt (whether trading or otherwise), in each case other than other trade debts incurred in the ordinary and usual course of business which do not exceed £500,000 in aggregate for all Target Companies (and none of which exceeds £75,000).

3.2                                Book debts

So far as the Sellers are aware (without having made enquiry of any person) the list of trade debtors Disclosed in the Disclosure Letter and/or Disclosure Bundle is complete in all material respects.

3.3                                Debts owed by the Target Companies

(a)                                 No Target Company owes any Financial Debt whether to any of the Sellers or any person connected to the Sellers (other than any inter-company debt owing between the Target Companies), except as Disclosed in the Disclosure Letter and / or Disclosure Bundle.

(b)                                Trade debts incurred by each Target Company in the ordinary course of its Business since the Last Accounts Date and outstanding at the date of this Agreement do not exceed £850,000 in aggregate for all Target Companies (and none of them individually exceeds £75,000).

4.                                     Regulatory matters

4.1                                Licences

Each Target Company has obtained all licences, permissions, authorisations (public or private) and consents (together, “Approvals”) required for carrying on its Business effectively in the places and in the manner in which it is carried on at the date of this Agreement and in accordance with all applicable laws and regulations in each case in all material respects. Copies of all Approvals are contained in the Disclosure Bundle in Exhibit 4. These Approvals are in full force and effect, are not limited in duration or subject to any materially unusual or onerous conditions, have been complied with in all material respects and are freely transferable to the Purchaser. So far as the Sellers are aware, there are no circumstances which indicate that any Approval will or is likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the Proposed Transactions or any of the Transaction Documents or otherwise).

4.2                                Compliance with laws

Each Target Company has conducted its Business and corporate affairs in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents and in all material respects in accordance with all applicable laws and regulations. No Target Company is in default of any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

4.3                                Competition and fair trading laws.

(a)                                 No Target Company is engaged in any agreement, arrangement, practices or conduct which would amount to an infringement of the prohibitions in the Competition Act 1998, under the Enterprise Act 2002, of Article 81 EC Treaty, Article 82 EC Treaty or of EC Regulation 4064/89 and no director of any Target Company is engaged in any activity which would be an offence under the Enterprise Act 2002.

(b)                                No Target Company is to the Sellers’ knowledge the subject of any investigation, inquiry or proceedings by the Office of Fair Trading, the Competition Commission, inquiry or proceedings, or the European Commission in connection with any actual or alleged infringement of the prohibitions of the Competition Act 1998, Article 81 EC Treaty, Article 82 EC Treaty, EC Regulation 4064/89 or under the provisions of the Fair Trading Act 1973 or the Enterprise Act 2002.

(c)                                 No such investigation, inquiry or proceedings as mentioned in paragraph (b) have been threatened or to the Sellers’ knowledge are pending and the Sellers have no knowledge of any circumstances likely to give rise to any such investigation, inquiry or proceedings.

(d)                                No Target Company is affected by any existing or pending decisions, judgements, orders or rulings of the Office of Fair Trading, the Competition Commission, or the European Commission and have not given any undertakings or commitments to such bodies which affect the conduct of the business of any Target Company.

(e)                                 No Target Company is in receipt of any payment, guarantee, financial assistance or other aid form the government or any state body which was not, but should have been, notified to the European Commission under Article 88 EC Treaty for decision declaring such aid to be compatible with the common market.

4.4                                State aid

No Target Company has received, or is proposing to receive any aid (within the meaning of Articles 87 to 89 of the EC Treaty).

5.                                     Contractual matters

5.1                                Material contracts

No Target Company is a party to any agreement or arrangement:

(a)                                 under which, by virtue of the Proposed Transactions, (i) any other party is likely to be relieved of any obligation or become entitled to exercise any right (including any termination right or any pre-emption right or other option) or (ii) any Target Company is likely to be in default or lose any benefit, right or licence which it currently enjoys or (iii) a liability or obligation of a Target Company is likely to be created or increased;

(b)                                which is not in the ordinary course of business or (except trading between Target Companies) not on arm’s length terms;

(c)                                 which requires, or confers any right to require, the allotment or issue of any shares, debentures or other securities of any Target Company now or at any future time;

(d)                                which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement;

(e)                                 under which any Target Company has sold or disposed of any company or business where it remains subject to any liability (whether contingent or otherwise);

(f)                                   which involves or is likely to involve expenditure by any Target Company totalling in excess of £5,000 per annum or any obligation of a material nature or magnitude;

(g)                                which cannot be performed within its terms within 12 months after the date on which it was entered into or cannot be terminated on less than 12 months’ notice;

(h)                                which establishes any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement;

(i)                                    which is a recognition, procedural or other agreement between any Target Company and any recognised independent trade union;

(j)                                    which is a bid, tender, proposal or offer which, if accepted, would result in any Target Company being committed to any agreement or arrangement of a kind described in paragraphs 5.1(a) to 5.1(i) above.

5.2                                Defaults

No Target Company is in material default under any agreement or arrangement to which it is a party and, so far as the Seller is aware, there are no circumstances likely to give rise to such a default. So far as the Sellers are aware, no party with whom any Target Company has entered into any agreement or arrangement is in material default under it and there are no circumstances likely to give rise to such a default. For this purpose “material” refers to any default which would have a cost to any Target Company (including a loss of profit) of £10,000 or more.

5.3                                Trading relationships

During the 12 months preceding the date of this Agreement none of the 10 largest Customers (by revenue) of any Target Company has ceased to deal with that Target Company or has indicated in writing an intention to do so, either in whole or in part. So far as the Sellers are aware, no such person is likely to cease to deal with any

Target Company or to deal with it on a smaller scale (whether as a result of the Proposed Transactions or otherwise).

5.4                                Principal suppliers and Customers

No Customer (including any person connected in any way with any Customer) accounts either for more than 10 per cent. of the aggregate value of all purchases or for more than 10 per cent. of the aggregate value of all sales of any Target Company.

5.5                                Grants

No Target Company has ever received, or is proposing to receive, any grant for use wholly or partly in its Business. No Target Company has done, agreed to do or omitted to do anything which could result in (i) any such grant paid to a Target Company being refunded in whole or in part or (ii) any such grant for which application has been made not being paid or being reduced (whether as a result of the Proposed Transactions or otherwise).

6.                                     Litigation and investigations

6.1                                Litigation

Except as claimant in the collection of debts arising in the ordinary course of business (none of which individually exceeds £5,000 and which do not exceed £50,000 in aggregate), no Target Company is a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings (including any proceedings before any tribunal), which are in progress, threatened or, so far as the Sellers are aware, pending by or against or concerning it or any of its assets. The Sellers, as appropriate, are not aware of any circumstances which are likely to give rise to any such proceeding.

6.2                                Investigations

No governmental, administrative, regulatory or other official investigation or inquiry concerning any Target Company is in progress or, so far as the Sellers are aware, pending, and so far as the Sellers are aware, there are no circumstances likely to lead to any such investigation or inquiry.

7.                                     Insolvency etc.

7.1                                Winding up

No order has been made, petition presented or meeting convened for the winding up of any Target Company, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors, and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and so far as the Sellers are aware, no events have occurred which, under applicable laws, would be reasonably likely to justify any such cases or proceedings.

7.2                                Administration and receivership

So far as the Sellers are aware, no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to any Target Company, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Target Company nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

7.3                                Voluntary arrangement etc.

No Target Company has taken any steps with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of their creditors or are insolvent or unable to pay their debts as they fall due.

7.4                                Registration of charges.

All material charges in favour of each Target Company required to be registered have been so registered to comply with all necessary formalities as to registration or otherwise in any applicable jurisdiction.

Part B: IP/IT

1.                                     Business IP

1.1                                The information contained in Schedule 11 is complete and accurate. The owner or applicant for each Intellectual Property Right specified in Schedule 11 is correctly stated. The Owned IP is valid and subsisting.

1.2                                Each Target Company owns all of the rights and interests in and has title to, or has validly licensed to it, all of the Business IP required to carry on its Business. The Business IP of each Target Company comprises all the Intellectual Property Rights required to carry on the Business as it is currently carried on.

1.3                                The Owned IP is not subject to amendment, challenge, removal or surrender. There is nothing that might prevent applications from being granted. All fees relating to the Owned IP have been paid.

1.4                                No compulsory licences, licences of right or anything similar have been, or are likely to be, granted for the Owned IP.

2.                                     Licences

2.1                                The licences of Intellectual Property Rights granted to, or by, any Target Company are binding and in force. None of the parties to them is in default and there are no grounds on which they might be terminated. No disputes have arisen or are foreseeable in connection with them.

3.             No infringement by Target Companies

3.1           So far as the Sellers are aware, none of the operations of any Target Company infringes, is to the Sellers’ knowledge likely to infringe or has in the last two (2) years infringed the Intellectual Property Rights of a third party. No third party has disputed the right of any Target Company to use the Business IP and there are no circumstances likely to give rise to a dispute.

4.             No infringement by Third Parties and enforcement

4.1           So far as the Sellers are aware, no third party is infringing, or is likely to infringe, the Business IP. No Target Company has disputed the right of a third party to use the Intellectual Property Rights owned or used by the third party and each Seller is not aware of any circumstances likely to give rise to a dispute.

4.2           No Target Company has acquiesced in the unauthorised use by a third party of the Business IP.

4.3           There have been no acts or omissions that would prejudice the rights of a Target Company to enforce the Business IP. Transactions relating to the Business IP have been registered promptly, and within applicable time limits.

5.             Confidential information

5.1           Confidential information of any Target Company or that has been used by any Target Company has been kept confidential and has not been disclosed by the Sellers or to the Sellers’ knowledge by any other person to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. So far as the Sellers are aware, these confidentiality obligations have not been breached.

6.             Encumbrances

6.1           The Business IP is not subject to any security interest, option, mortgage, charge or lien.

7.             Restrictions on use

7.1           There are no agreements or arrangements that restrict the disclosure, use or assignment by any Target Companies of its Business IP.

8.             Loss of Intellectual Property Rights

8.1           No Business IP will be lost, or rendered liable to termination, by virtue of the acquisition of the Shares or the performance of this Agreement or any of the Transaction Documents.

9.             Disclosure, assignment and inventions

9.1           Each employee and independent contractor of a Target Company who, either alone or with others, has created, developed or invented Intellectual Property Rights which the Target Companies uses or might use has entered into a written agreement with a

Target Company which obliges him to disclose and assign the Intellectual Property Rights to a Target Company. No claims have been made or threatened by employees or ex-employees of a Target Company in any jurisdiction for inventor compensation or anything similar.

10.                               Documentation

10.1         Complete and accurate records, files and documents have been maintained for all Business IP and the records, files and documents are in the possession or under the control of a Target Company.

11.                               Moral rights

11.1         No moral rights have been asserted or are likely to be asserted which would affect the use of the Business IP.

12.                               Information Technology

12.1         The IT Systems are owned by, or properly licensed, leased or supplied under third party contracts to, a Target Company (“Third Party Contracts”). The relevant Target Company is not in default under the Third Party Contracts. So far as the Sellers are aware, there are no grounds on which the Third Party Contracts might be terminated and there are no disputes or material service delivery issues existing or likely. There is no reason to believe that the Third Party Contracts will not be renewed when they expire on the same or substantially similar terms.

12.2         There are no circumstances in which the ownership, benefit, or right to use the IT Systems may be lost by virtue of the acquisition of the Shares or the performance of this Agreement or any of the Transaction Documents.

12.3         The IT Systems have not failed to any material extent in the past two (2) years and the data that they process has, so far as the Sellers are aware, not been corrupted. The IT Systems do not contain viruses, bugs or things that distort their proper functioning, permit unauthorised access or disable them without the consent of the user.

12.4         No Target Company nor any Seller has authorised a third party to modify, reverse engineer or create derivative works of software or systems included in the IT Systems.

12.5         No Target Company nor any Seller has disclosed the source code of software included in the IT Systems, or licensed by any Target Company to third parties, to any third party other than under a binding agreement with a reputable escrow agent on the agent’s standard terms. Nothing has happened which might, and the acquisition of the Shares will not, trigger release of the source code to a third party under an escrow agreement.

12.6         The Target Companies and the Sellers have, in accordance with best industry practice, taken precautions to preserve the availability, security and integrity of the IT Systems and the data and information stored on the IT Systems.

12.7         The IT Systems are adequate for the needs of the Business as carried out at the date of this Agreement.

13.          Data Protection

13.1         Each Target Company complies with all applicable data protection laws, guidelines and industry standards.

13.2         No notice or allegation has been received by any Target Company alleging that any Target Company has not complied with the things listed in this paragraph 13.

13.3         Personal data relating to customers of the Business has been collected on terms that allow the data to be lawfully transferred to and processed by the Purchaser.

Part C: Real Estate

1.             General

1.1           The Property comprises all the land and buildings owned, controlled, occupied or used by any Target Companies or in relation to which any Target Company has any right, interest or liability.

1.2           The information in respect of the Property set out in Schedule 10 is true, complete and accurate and not misleading in any respect.

1.3           The replies to enquiries provided in respect of the Properties are true, complete and accurate and not misleading in any respect.

2.             Title

2.1           No person has or claims any security interest, lien, option, right of pre emption or other similar interest (including any arising by statute) in or over the Property or any relevant deeds or documents.

2.2           The Property is not affected by a subsisting contract for sale or other disposition of any interest in it.

3.             Adverse Interests

3.1           So far as the Sellers are aware the Property or other land which benefits the Property is not subject to any order, resolution or proposal for compulsory acquisition or located in an area which is or is proposed to be subject to any statutory or other order.

4.             Planning Matters

4.1           The Property and all uses of, and developments on, the Property comply with all Planning Legislation.

4.2           No Permission in respect of the Property is for a limited period or personal, and no Permission or Statutory Agreement affecting the Property contains (expressly or impliedly) any unusual or onerous conditions or obligations.

4.3           So far as the Sellers are aware all Planning Legislation and all Permissions or Statutory Agreements affecting the Property have been complied with to date and there is no reason why the same should not continue to be complied with and no Target Company is obliged to enter into any Statutory Agreement.

4.4           All Permissions relating to the Property not yet implemented in whole are capable of implementation by the relevant Target Company without the need for any further applications, registrations, notifications, payments or Permissions.

4.5           No Target Company is subject to any outstanding monetary claim or liability, actual or contingent, arising under Planning Legislation or any Permission or Statutory Agreement.

4.6           The Property has not been the subject of any environmental statements during the last six (6) years.

4.7           In this paragraph 4, the following words and expressions have the following meanings:

“Planning Legislation” means all legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, bye laws or regulations made or granted under any of them;

“Permission” means any planning permission, approval or other equivalent consent, authorisation or licence given or deemed to be given pursuant to planning legislation and includes all conditions attached to it; and

“Statutory Agreement” means any agreement or planning obligation under Section 18 of the Public Health Act 1936, Section 52 of the Town and Country Planning Act 1971, Section 38 and Section 278 of the Highways Act 1980, Section 33 of the Local Government (Miscellaneous Provisions) Act 1982, Section 106 of the Town and Country Planning Act 1990, Section 104 of the Water Industry Act 1991 or any provision in legislation of a similar nature.

5.             Property Liabilities

5.1           Each Target Company has no actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than (where applicable) under its existing title to the Property.

6.             State of Property

6.1           The buildings and other structures on, under or over the Property are in good and substantial repair and condition and, so far as the Sellers are aware, fit for the purposes for which they are presently used and there is no material defect (whether latent, inherent or otherwise) in the construction or condition of any of such buildings or other structures.

6.2           There are no development works, redevelopment works or fitting-out works outstanding in respect of the Property.

6.3           The Property has not suffered from any of the following:

(a)           flooding (since the date on which DMJ acquired the Property, and otherwise so far as the Sellers are aware);

(b)           subsidence (so far as the Sellers are aware);

(c)           heave (so far as the Sellers are aware);

(d)           landslip (so far as the Sellers are aware);

(e)           mining activities (so far as the Sellers are aware);

(f)            structural defects (so far as the Sellers are aware);

(g)           defects in the drains and services from time to time serving the Property (so far as the Sellers are aware); or

(h)           dry rot, wet rot, rising damp or any infestation (so far as the Sellers are aware).

6.4           No Target Company has received any adverse report from any engineer, surveyor or other professional relating to the Property and is not aware of any predecessor in title having done so.

7.             Due Diligence and Information

7.1           Each Target Company has provided true and complete copies of all deeds, documents and other information in its possession, or of which it is aware, that is relevant to each Target Company’s interest in or use of the Property or their value.

Part D: Employment

1.             Employment Warranties

1.1           Remuneration and Benefits

The particulars of all Employees in the Disclosure Letter and Disclosure Bundle show all remuneration and other benefits:

(a)           actually provided; or

(b)           which the Target Companies are bound to provide (whether now or in the future),

to each Employee and are true and complete and include particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors’ and officers’ insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings (the “Employee Benefit Plans”) operated for all or any Employees or their dependants and any payments in connection with the termination of any office or employment, in each case whether legally binding on the Target Companies or not.

1.2           Employee List

The particulars of all Employees in the Disclosure Letter and Disclosure Bundle show the employing entity, names, age, job title, date of birth, basic salary, pension contribution, date of commencement of employment and details of all other remuneration and benefits. Since the Accounts Date none of the Target Companies has made, announced or proposed any changes to the remuneration or other benefits of any Employees and none of the Target Companies are under an obligation to make any such changes with or without retrospective operation.

1.3           Terms and Conditions

The Disclosure Letter and Disclosure Bundle contain copies of all the:

(a)                                  standard terms and conditions, staff handbooks and policies which apply to Employees and identifies which terms and conditions apply to which employees;

(b)                                 terms of engagement or any consultants, agents or workers engaged by any of the Target Companies;

(c)                                  each of the Key Executive’s service agreements and any other documentation which identities their terms and conditions of employment (including updates and any documentation relating to bonus and/or profit sharing); and

(d)                                 terms of employment which apply to the Employees and which are variations from the standard terms and conditions.

All Employees have received a written statement of particulars of their employment as required by section 1 of the Employment Rights Act 1996. The terms of employment or engagement of all Employees, consultants and workers are such that their employment or engagement may be terminated by not more than twelve weeks’ notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment). None of the Target Companies have entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with the Employees.

1.4           Operation of the Employee Benefit Plans

(a)                                  The Employee Benefit Plans have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed and all Tax clearances and approvals necessary to obtain favourable Tax treatment for the relevant Target Company and/or the participants in the Employee Benefit Plans have been obtained and not withdrawn and no act or omission has occurred which has or could prejudice any such Tax clearance and/or approval.

(b)                                 No Employee or any dependant has made any claim against any of the Target Companies in respect of any of the Employee Benefit Plans.

(c)                                  Each of the Employee Benefit Plans are fully insured and the premiums are paid up to date. Full and up to date details of the terms and conditions applicable to the Employee Benefit Plans have been provided to the relevant Employees.

1.5           Claims by Employees

None of the current or former employees, consultants or workers of any of the Target Companies have now, or at any time in the last two (2) years, had any claim or right or action against any of the Target Companies (or any person indemnified by any of the Target Companies), including (but not limited to) any claim:

(a)                                  in respect of any accident or injury; or

(b)                                 for breach of contract of employment or services; or

(c)                                  for loss of office or arising out of or connected with the termination of his office, employment (including any redundancy payment) or engagement,

and there is no event which would or might give rise to any such claim. Any claim Disclosed in respect of paragraph 1.5(c) above is fully covered by insurance.

1.6           Industrial Relations and Training

(a)                                  The Disclosure Letter and Disclosure Bundle contain details (an on aggregated or departmental basis) of those Employees who are members of a trade union, staff association or any other body representing workers and of those Employees who are covered by collective bargaining arrangements.

(b)                                 The Disclosure Letter and Disclosure Bundle contain copies of and full details of all rights and liabilities relating to any Employees pursuant to any collective agreements (whether with a trade union, staff association or any other body representing workers and whether legally binding or not) concerning the Business.

(c)                                  The Disclosure Letter and Disclosure Bundle contain a summary of any negotiations (whether formal or informal) that are currently ongoing with any trade union.

(d)                                 Within the three (3) years preceding the date hereof none of the Target Companies have been engaged or involved in any trade dispute (as defined in section 218 of Trade Union Labour Relation (Consolidation) Act 1992) with any Employee, trade union, staff association or any other body representing any employees and no event has occurred which could or might give rise to any such dispute and no industrial action involving Employees, official or unofficial, is now occurring or threatened nor has any industrial relations or employment matter been referred either by the Target Companies or any Employee or by any trade union representing any of the Employees to the Advisory Conciliation and Arbitration Service (ACAS) for advice, conciliation or arbitration.

(e)                                  In relation to the Employees, there are no training schemes, arrangements or proposals, whether past or present, in respect of which a levy may henceforth become payable by any of the Target Companies under the Industrial Training Act 1982 (as amended).

1.7           Compliance with Laws, Enquiries and Discrimination

(a)                                  Each of the Target Companies have complied in all material respects with all relevant provisions of the European Treaties, EC Directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to their current, former and prospective employees, consultants and workers or the relations between each of the Target Companies and any recognised trade union, staff association or any other body representing any of the Employees.

(b)                                 There are no enquiries or investigations existing, pending or threatened affecting any of the Target Companies in relation to any of any past or present employee, worker or consultant including by any health and safety enforcement authority, the Equal Opportunities Commission, the Pensions Regulator, any predecessor body or any other governmental or quasi- governmental body.

(c)                                  There are no terms or conditions under which any Employee or worker is employed, nor has anything occurred prior to Closing, that may give rise to any claim for sex, race, age, disability or other unlawful discrimination or equal pay either under English, United Kingdom or European Law whether by such Employees or otherwise.

1.8           Records

Each of the Target Companies has maintained adequate, suitable and up to date records regarding the service of each of the Employees and workers and, in particular, has maintained all records required under the Working Time Regulations 1998. All such records comply with the requirements of the Data Protection Act 1998.

1.9           Payment up to the date of this Agreement

(a)                                  The salaries, fees and wages and other benefits of all of the Employees, workers and consultants (including accruals of bonuses, commissions or other benefits), all related payments to third party benefit providers and all related payments to the relevant authorities have been paid or discharged in full in respect of the period up to the date of this Agreement. No Employee or worker has more than 25 days of accrued but untaken holiday.

(b)                                 There are no amounts owing or agreed to be loaned or advanced by any of the Target Companies to any Employee, worker or consultant (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or reimbursement of expenses).

1.10         Employees in the Business

(a)                                  Other than the Employees there are no other employees, workers or persons involved in the operation of the Business.

(b)                                 There is no person previously employed or engaged by any of the Target Companies who now has or may have statutory or contractual right to return to work or to be reinstated or to be reengaged.

(c)                                  No Employee, worker or consultant is on secondment, maternity leave or has been absent on grounds of disability, long term sickness or other leave of absence having lasted more than 14 days.

(d)                                 There are no outstanding offers of employment or engagement to work in the Business and no person has accepted such an offer but not yet taken up the position accepted.

(e)                                  Particulars of any employee who has been dismissed or subject to disciplinary action, any grievance raised by any Employee, any protected disclosure or subject access request made by any Employee or worker within the last three (3) years are contained in the Disclosure Bundle.

(f)                                    No person has ever become an employee of any of the Target Companies by virtue of the Regulations and none of the Target Companies are party to any agreements or arrangements on the termination of which the Regulations may apply.

(g)                                 No Employee is currently under notice of termination of employment.

1.11         Redundancy

Full and accurate details are Disclosed in the Disclosure Letter and Disclosure Bundle of any redundancy payment (whether pursuant to a redundancy scheme or formula or policy or otherwise and whether contractual or discretionary) any of the Target Companies has made in excess of the statutory redundancy entitlement to any former employee in the last three (3) years.

1.12         Health and Safety

Full details of all health and safety committees, health and safety representatives, and any complaints, recommendations, investigations or claims relating to health and safety issues made or carried out in the last five (5) years and affecting any of the Target Companies and any of the Employees have been Disclosed in the Disclosure Letter and Disclosure Bundle.

1.13         Immigration

Each of the Target Companies has satisfied the conditions referred to in section 8(1) of the Asylum and Immigration Act 1996 or the prescribed requirements of the Immigration, Asylum & Nationality Act in respect of each of their Employees. The Disclosure Letter and Disclosure Bundle contain a list of each of the Employees who has limited leave to remain in the United Kingdom, together the date upon which their current period of leave expires, their immigration category and (where relevant) their work permit number.

1.14                           Effect of this Agreement

(a)                                  There are no agreements or arrangements (whether contractual, discretionary or customary) whereby any Employee, worker or consultant may become entitled to any payments, increased notice periods or other changes to their terms and conditions of employment by reason of the transactions contemplated by this Agreement.

(b)                                 As far as the Sellers are aware, no Employee intends to give notice to terminate his or her employment following the execution of this Agreement.

Part E: Pensions

1.                                      Pensions

1.1           No Target Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death or ill-health benefits (together, “Retirement Benefits”) in respect of its past or present officers and employees or their dependants and no proposal or announcement has been made to any Employee or officer of any of the Target Companies about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death or ill health benefit. None of the Target Companies have had an obligation to provide such benefits under any other arrangement in the past.

1.2           Each of the Target Companies has facilitated access for its employees to a designated stakeholder scheme to the extent required by Section 3 of the Welfare Reform and Pensions Act 1999.

1.3           No claims, complaints or investigations (including, without limitation, contact with or correspondence from the Pensions Regulator, the Pensions Advisory Service, the Pensions Ombudsman or any employee, consultant or worker) have been made, received or undertaken in relation to the provision or lack of provision of any pension, lump sum, death or ill-health benefits by any of the Target Companies and nor are any such claims, complaints or investigations pending or threatened.

Part F: Insurance

1.                                      Insurance

1.1           The Disclosure Letter and Disclosure Bundle contain complete and accurate details of all insurance policies maintained by the Target Companies

1.2           The Target Companies maintain, and have at all material times maintained, adequate insurance in respect of all assets of an insurable nature against fire, accident, theft and damage in amounts representing their full replacement or reinstatement values, against third party loss (including by way of employer’s liability and public liability insurance), loss of profits and all other risks required by applicable law or regulation to be covered by insurance or normally insured against by companies carrying on the same business.

1.3           All premiums due on the subsisting insurance policies of the Target Companies have been duly paid, all other conditions of those policies have been performed and observed, and there are no circumstances which might result in an increase in premium or make any policy void or voidable.

1.4           No subsisting insurance policy of the Target Companies is subject to any special or unusual terms or restrictions, and the Target Companies have not been refused insurance during the period of three (3) years ending on the date of this Agreement.

1.5           The subsisting insurance policies of the Target Companies will continue in full force and effect notwithstanding the sale of the Shares to the Purchaser under this Agreement.

1.6           The Disclosure Letter and Disclosure Bundle contain complete and accurate details of all insurance claims made by the Target Companies during the period of two (2) years ending on the date of this Agreement, and there are no circumstances which would or might entitle the Target Companies to make such a claim or which would or might be required under any of the policies to be notified to the insurers.

Part G: Tax Warranties

1.                                      General

1.1           All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by any of the Target Companies to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate, true and complete when supplied and (so far as the Sellers are aware) remain accurate, true and complete in all material respects. None of the above is, or (so far as the Sellers are aware) is likely to be, the subject of any material dispute with any Taxation Authority.

1.2           All Taxation (whether of the UK or elsewhere), for which any of the Target Companies have been liable or are liable to account for, has been duly paid.

1.3           Each of the Target Companies has, within applicable time limits, maintained all records in relation to Taxation as are required to maintain.

1.4           Each of the Target Companies has complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation Authority.

1.5           No Target Company has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

1.6           No Target Company has paid, within the past three (3) years ending on the date of this Agreement, nor is any Target Company under any existing liability to pay, any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute nor are there any existing circumstances of default which could lead any Taxation Authority to impose any such penalty, fine, surcharge or interest on a Target Company.

1.7           All Taxation and national insurance deductible and payable under the PAYE system has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by any of the Target Companies to (including without limitation all Tax chargeable on benefits provided for) the directors, employees or former employees of each Target Company or any persons required to be treated as such and to the extent that the due date for payment thereof fell before the date of this Agreement, all such amounts have been accounted for to the relevant Taxation Authority. All applicable regulations in respect of PAYE and national insurance have been complied with.

1.8           Each Target Company has deducted or withheld all Taxation which it has been obliged by law to deduct or withhold from payments made by it and has properly accounted to the relevant Taxation Authority for the Taxation so deducted.

1.9           No Target Company is involved in any dispute with any Taxation Authority nor has it, within the past 3 years, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. So far as the Sellers are aware, there are no circumstances existing at the date of this Agreement which make it likely that a non-routine visit or audit or investigation, discovery or access order will be made in the next 12 months.

1.10         The Disclosure Letter contains details of any concession, agreements or other formal or informal arrangement (that is, an arrangement which is not based on a strict interpretation of all relevant Taxation legislation, published extra-statutory concessions and published statements of practice) made by a Target Company with any Taxation Authority.

1.11         The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which any Target Company has been a party or has otherwise been involved for which a statutory clearance application was made. The Disclosure Letter also contains copies of all relevant applications for clearances and copies of all clearances obtained in connection with such transactions, schemes or arrangements. All such clearances have been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto. All such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

1.12         The Sellers are not aware of any Event which has occurred as a result of which a Target Company is, or will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the relevant Target Company).

1.13         The relevant Accounts make full provision or reserve within generally accepted accounting principles for any period ended on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the relevant Target Company, or for which the relevant Target Company is accountable at that date, whether or not the relevant Target Company has (or may have) any right of reimbursement against any other person. Proper provision has been made and shown in the relevant Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.14         Each of the Target Companies has duly and properly submitted all claims, disclaimers and elections the making of which have been assumed for the purposes of the Accounts and in respect of which the time limit therefor has passed.

1.15         Each Target Company has sufficient records to determine the Tax consequence which would arise on the disposal or realisation of any asset owned at the Last Accounts Date or acquired since then.

2.                                      Chargeable gains

2.1           The book value shown in, or adopted for the purposes of, the relevant Accounts as the value of each of the assets of the relevant Target Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

3.                                      Capital allowances

3.1           If any asset of any of the Target Companies was disposed of at Closing for its book value as shown in, or adopted for the purpose of, the relevant Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Last Accounts Date), no balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or similar clawback of relief in jurisdictions outside the UK would be made on the relevant Target Company.

3.2           No event has occurred since the Last Accounts Date whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, that Target Company under CAA 2001 (or any other legislation relating to capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside the UK.

4.                                      Distributions and other payments

4.1           No distribution or deemed distribution, within the meaning of sections 209, 210 or 211 of ICTA 1988, has been made (or will be deemed to have been made) by any Target Company since its incorporation, except dividends shown in their audited accounts, and no Target Company is bound to make any such distribution.

4.2           No sums of an income nature in excess of £2,000, paid or payable by any Target Company, or which any Target Company is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.

4.3           No Target Company has, within the period of seven (7) years preceding Closing, been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

5.             Loan relationships

5.1           All interests, discounts and premiums payable by any Target Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the relevant Target Company (as the case may be) as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time, and to the extent that such debits are recognised in the statutory accounts of the relevant Target Company.

6.             Close companies

6.1           No Target Company is, or has ever been a close investment holding company within the meaning of section 13A of ICTA 1988.

6.2           No distribution within section 418 of ICTA 1988 has been made by any Target Company during the last six (6) years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Closing.

6.3           Any loans or advances made, or agreed to be made, by any Target Company within sections 419 and 420 or 422 of ICTA 1988 in the six (6) years ending on Closing have been disclosed in the Disclosure Letter. No Target Company has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

7.             Group relief

7.1           Except as provided in the relevant Accounts, no Target Company is, or will be, obliged to make or be entitled to receive any payment in pursuance of an agreement as respects amounts surrendered by way of group relief to or by any Target Company in respect of any period ending on or before Closing, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

8.             Groups of companies

8.1           None of the Target Companies have in the six (6) years ending on the date of this Agreement been a member of a group for the purposes of Chapter IV of Part X of ICTA 1988.

8.2           No Target Company holds any asset which it acquired in the six (6) years ending on the date of this Agreement from another company which, at the time of such acquisition, was a member of the same group of companies as that Target Company.

8.3           No Target Company has ever been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).

9.             Intangible assets

9.1           For the purposes of this paragraph 9, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which that Schedule applies. References to an intangible fixed asset shall be construed accordingly.

9.2           No claims or elections have been made by any Target Company under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of any Target Company.

9.3           Since the Last Accounts Date:

(a)                                  no asset of a Target Company has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

(b)                                 no Target Company has realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

(c)                                  no circumstances have arisen which have required, or will require, a credit to be brought into account by any Target Company on a revaluation of an intangible fixed asset.

10.          Company residence, Treasury consents and overseas interests

10.1         The Target Companies have always been resident in the UK for corporation tax purposes and have never been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose.

10.2         No Target Company has caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies) without the prior written consent of HM Treasury, or without having duly provided the required information to HM Revenue & Customs (as appropriate).

10.3         No Target Company holds shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to any Target Company pursuant to section 13 of TCGA 1992.

10.4         No Target Company holds any interest in a controlled foreign company within section 747 of ICTA 1988. No Target Company has any material interest in an offshore fund as defined in section 759 of ICTA 1988.

10.5         No Target Company has ever had a permanent establishment outside the UK.

10.6

No Target Company is an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing the company, person, business or enterprise to Taxation in the United Kingdom.

11.	Anti-avoidance

11.1

So far as the Sellers are aware, all transactions or arrangements made by any of the Target Companies have been made on fully arm’s length terms. So far as the Sellers are aware, there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes, and no notice or enquiry has been made by any Taxation Authority in connection with any such transactions or arrangements.

11.2

None of the Target Companies have entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

11.3

None of the Target Companies have at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a significant risk the relevant Target Company could be liable to Taxation as a result of the principles in W T Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324) as developed in subsequent cases.

12.	Inheritance tax

12.1	No Target Company has:

(a)	made any transfer of value within sections 94 and 202 of IHTA 1984; or

(b)	received any value such that liability might arise under section 199 of IHTA 1984; or

(c)	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

12.2

There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of any Target Company. None of them are subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHTA 1984.

12.3

No asset owned by any Target Company, and none of the Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984 as a result of an Event occurring before the date of this Agreement.

13.	Value Added Tax

13.1

Each of the Target Companies is a taxable person and duly registered for the purposes of VAT. Such registration is not pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs. No Target Company is (nor are there any existing circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993. Each Target Company has

complied in all material respects with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

13.2	No Target Company is or has been in the period of six (6) years ending with the date of this Agreement, a member of a group of companies for VAT purposes except as disclosed in the Disclosure Letter.

13.3

All supplies made by any Target Company are taxable supplies. No Target Company has in the past three (3) years been, nor has any Event occurred before Closing and in the prescribed accounting period current at Closing as a result of which any Target Company will be, denied full credit for all input tax paid or suffered by it before the Closing.

13.4

No act or transaction has been effected in consequence of which any Target Company is, or so far as the Sellers are aware may be, held liable to account to the relevant Tax Authority for any VAT arising from supplies made by another company. No direction has been given nor so far as the Sellers are aware has any Event occurred as a result of which such a direction will be given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which any Target Company would be treated for the purposes of VAT as a member of a group.

13.5

For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994 no Target Company nor any relevant associate of such Target Company (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) in respect of any property other than those Properties listed as having been the subject of such an election in the Disclosure Letter.

13.6

No Target Company owns, or has at any time within the period of 10 years preceding the date of this Agreement owned, any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

13.7	So far as the Sellers are aware, there are no existing circumstances by virtue of which any refund of VAT obtained or claimed under section 36 VATA 1994 may be required to be repaid.

14.	Stamp duty, stamp duty land tax and stamp duty reserve tax

14.1

Any document that may be necessary or desirable in proving the title of any Target Company to any asset which is owned by that Target Company at Closing, and each document which any Target Company may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

14.2	Neither entering into this Agreement nor Closing will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Closing which will affect any Target Company.

14.3

The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by any Target Company before Closing in respect of which an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Closing.

14.4	The Target Companies have complied in all respects with the provisions of Part IV of Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.

15.	Tax sharing

No Target Company is party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against any Target Company would not be time barred.

Schedule 7

TAXATION SCHEDULE

1.	Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

“Event” means any transaction (including the execution and completion of all provisions of this Agreement), event, act or omission whatsoever, including (without limitation), the expiry of a period of time, any Target Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Liability for Taxation” means any liability of any Target Company to make a payment of or in respect of Tax, whether or not the same is primarily payable by the relevant Target Company and whether or not the relevant Target Company has or may have any right of reimbursement against any other person or persons and shall also include:

(a)                                  the Loss of any Relief where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Last Accounts (or which but for such Relief would have appeared in the Last Accounts) or where such Relief was treated as an asset of the relevant Target Company in the Last Accounts or was taken into account in computing any deferred Tax asset which appears in the Last Accounts (“Accounts Relief”), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates as at the Closing Date) have been saved but for such Loss, assuming for this purpose that the relevant Target Company had sufficient profits or was otherwise in a position to use the Relief;

(b)                                 the Loss of any right to repayment of Tax which was treated as an asset in the Last Accounts (“Repayment Relief”), in which case the amount of the Liability for Taxation shall be the amount of the repayment subject of the Loss;

(c)                                  save where such set off or use is assumed in computing the provision for Tax in the Last Accounts, the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Closing of any Accounts Relief or Repayment Relief or any Relief which is not available before Closing but arises as a result of an Event occurring after Closing (“Post Closing Relief”) in circumstances where, but for such set off or use, the relevant Target Company would have had a liability to make a payment of or in respect of Tax for which the Purchaser would have been able to make a claim against the relevant Seller under this

Tax Covenant, in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the relevant Target Company as a result of such set off or use;

(d)                                 any liability of any Target Company to make a payment pursuant to an indemnity, guarantee or covenant entered into before Closing under which the relevant Target Company has agreed to meet or pay a sum equivalent to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

“Loss” means any reduction, modification, loss, counteraction, nullification, disallowance or clawback for whatever reason.

“Purchaser’s Relief” means:

(a)                                  any Accounts Relief (as defined in paragraph (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph (b) of the definition of Liability for Taxation);

(b)                                 any Post Closing Relief (as defined in paragraph (c) of the definition of Liability for Taxation); and

(c)                                  any Relief, whenever arising, of the Purchaser or any member of the Purchaser’s Tax Group other than any Target Company.

“Purchaser’s Tax Group” means the Purchaser and any other company or companies which either are or become after Closing, or have within the seven years ending at Closing, been treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose.

“Relief” means any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

“Saving” means the reduction or elimination of any liability of any Target Company to make an actual payment of corporation tax in respect of which the relevant Sellers would not have been liable under paragraph 2 or the obtaining of a repayment of Tax, by the use of any Relief to the extent arising as a result of a Liability for Taxation (or the matter or circumstances giving rise to such Liability for Taxation) in respect of which the relevant Sellers have made a payment under paragraph 2 of this Tax Covenant or the Tax Warranties.

“Tax” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (but excluding business property rates, council taxes, water rates and all other similar or equivalent municipal rates, levies and charges), and any penalty, fine, surcharge, interest or Tax Authority imposed charges relating thereto (and penalties, fines, surcharges, interest or Tax Authority imposed charges attributable to the late filing of any notice, return or other document required for the purposes of any Tax), and “Taxation” shall have the same meaning.

“Taxation Authority” means HM Revenue and Customs, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere.

“Tax Assessment” means, for the purposes of this Tax Covenant, any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority or Target Company from which it is evident that any Target Company is or will be subject to a Liability for Taxation or other liability in respect of which any of the Sellers are or may be liable under this Tax Covenant or the Tax Warranties.

1.2

References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	A reference to an Event occurring on or before Closing includes a series or combination of Events, all of which occurred on or before Closing.

1.5

Unless the contrary intention appears, words and expressions defined in this Agreement have the same meaning in this Tax Covenant and any provisions in this Agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

2.	Covenant

2.1

The Sellers covenant with the Purchaser that, subject to the provisions of this Tax Covenant, the Sellers shall be severally liable, pro rata to their respective Set of Shares, and in respect only of that Target Company in which the relevant Set of Shares is held and subject further to the provisions of clause 11.2 of this Agreement, which shall apply mutatis mutandis to determine the liability of any particular Seller under this Schedule, to pay to the Purchaser by way of repayment of the Final Share Price for their respective Set of Shares, to the extent possible, but not so as to limit the amount payable where not wholly possible, an amount equal to any:

(a)                                  Liability for Taxation arising as a result of any Event occurring on or before Closing or in respect of any gross receipts, income, profits or gains earned, accrued or received by the relevant Target Company on or before Closing;

(b)                                 Liability for Taxation which arises in consequence of an Event occurring at any time for which the relevant Target Company is liable as a result of the relevant Target Company having at any time before Closing been a member of a group for Tax purposes or controlled by any person;

(c)                                  Liability for Taxation falling within paragraph (a) to paragraph (c) of the definition of Liability for Taxation;

(d)                                 any Liability for Taxation which is a liability for inheritance tax which:

(i)            arises as a result of a transfer of value occurring or being deemed to occur on or before Closing (whether or not in conjunction with the death of any person whensoever occurring); or

(ii)           has given rise at Closing to a charge on any of the Shares or assets of the relevant Target Company; or

(iii)          gives rise after Closing to a charge on any of the Shares in or assets of the relevant Target Company as a result of the death of any person within seven (7) years of a transfer of value which occurred before Closing;

and for these purposes the provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2; and

(e)                                  reasonable costs and expenses properly incurred by the Purchaser and/or the relevant Target Company in connection with any Liability for Taxation within this paragraph 2.1 for which the Sellers are liable to make a payment under this Schedule and the successful enforcement of any rights under this Tax Covenant.

2.2

For the purposes of this Tax Covenant, in determining whether a charge on the Shares in or assets of the relevant Target Company arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3

The aggregate liability of the Sellers in respect of claims under paragraph 2.1(a), (b) and (c) and any related claim under 2.1(e) shall be limited to £1,000,000 and the aggregate liability of the Sellers in respect of all such claims together with all other Claims (including claims under 2.1(d) (inheritance tax) and any related claim under 2.1(e)) shall be limited to the Final Share Price.

3.	Payment date and interest

3.1

Where any of the Sellers are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2.1(e)), the payment shall be made in cleared funds and the due date for the making of that payment (“Due Date”) shall be the later of the date falling five (5) Business Days after the Purchaser has served a notice on the relevant Seller demanding that payment and in a case:

(a)                                  that involves an actual payment of Tax three (3) Business Days before the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)                                 that falls within paragraph (a) of the definition of Liability for Taxation, the last date upon which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the relevant Target Company had sufficient profits or was otherwise in a position to use the Relief); or

(c)                                  that falls within paragraph (b) of the definition of Liability for Taxation, the date upon which the repayment was due from the relevant Taxation Authority; or

(d)                                 that falls within paragraph (c) of the definition of Liability for Taxation, the date upon which the Tax saved by the relevant Target Company would have been required to be paid to the relevant Taxation Authority; or

(e)                                  that falls within paragraph (d) of the definition of Liability for Taxation not later than the third Business Day before the day on which the relevant Target Company is due to make the payment; or

(f)                                    that falls within paragraph 2.1(e), three (3) Business Days before the costs and expenses are due to be paid.

3.2

Any dispute as to the amount specified in any notice served on the relevant Seller under paragraph 3.1(b) to paragraph 3.1(d) shall be determined by the auditors of the relevant Target Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the relevant Seller and the Purchaser).

3.3

If any sums required to be paid by any of the Sellers under this Tax Covenant are not paid on the Due Date, then, except to the extent that the relevant Seller’s liability under paragraph 2 compensates the Purchaser for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of Default Interest from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	Exclusions

4.1

In addition to the exclusions set out in paragraph 4.2 below, the liability of the Sellers under the covenant contained in paragraph 2 shall be subject to and limited by the provisions of paragraphs 1 (time limits), 3 (maximum limits), and 8 (no double recovery) of Schedule 9 to this Agreement.

4.2

Without limitation to paragraph 4.1 (and the provisions of the said Schedule 9) the covenant contained in paragraph 2 shall not cover any Liability for Taxation (and the Sellers shall not be liable under the Tax Warranties in respect of any liability) to the extent that:

(a)                                  it arises or is increased as a result of the failure to submit the returns, self-assessment and/or computations required to be made by, or on behalf of, any Target Company or the failure to submit such returns and computations within the applicable time limits or otherwise than on a proper basis, in each case, after Closing, except to the extent that such failure arises as a result of any action or omission by the Sellers or the relevant Target Company, before

Closing, or the Sellers’ failure to comply or their delay in complying with any of their obligations in this Tax Covenant; and/or

(b)                                 it would not have arisen but for the failure by the Purchaser or a Target Company to make a payment to the relevant Tax Authority by the due date for payment of an amount of Tax equal to the payment made by the Sellers in respect of such Tax under this Tax Covenant or the Tax Warranties except to the extent that such delay is a consequence of the failure of the Sellers to make the payment on the due date according to the provisions of this Schedule or the Agreement (as the case may be);

(c)                                  the Purchaser or the relevant Target Company has already recovered any amount in respect of the liability in question under any other provision of this Agreement or under this Tax Covenant or the liability has been made good or otherwise compensated for by any other person (other than the Purchaser or a member of the Purchaser Group) net of the costs of such recovery (including additional Taxation in respect of any sum recovered) suffered by the Purchaser or any member of the Purchaser Group.

(d)                                 the Liability for Taxation arises or is increased by virtue of the relevant Target Company ceasing to be entitled to the smaller companies or marginal rate of corporation tax (or ceasing to be entitled to any Relief) as a result of the acquisition of the relevant Set of Shares by the Purchaser.

(e)                                  provision (including, without limitation, deferred tax provision), or reserve was made in the Last Accounts or (as the case may be a provision or accrual was made in the Closing Statement) for, or in respect of, the liability or other matter giving rise to the Liability for Taxation.

(f)                                    the Liability for Taxation arises or occurs or is increased (or any provision or reserve made in the Last Accounts (or, as the case may be, a provision or accrual made in the Closing Statement) in respect of the liability is insufficient) as a result of any retrospective change in legislation after the Closing Date or the introduction of any retrospective legislation not in force at the Closing Date or as a result of the withdrawal after the Closing Date of any published concession or published practice previously made by HM Revenue & Customs or other Taxation Authority.

(g)                                 the Liability for Taxation is increased (or any provision or reserve made in the Last Accounts (or, as the case may be a provision or accrual made in the Closing Statement) in respect of the liability is insufficient) as a result of any increase (with retrospective effect) in the rate or rates of Taxation in force at the Closing Date.

(h)                                 the Liability for Taxation arises as a result of the Purchaser or a Target Company disclaiming after Closing any part of the benefit of capital or other allowances against Taxation properly and validly claimed before Closing or assumed in computing the provision for Tax in the Last Accounts (or, as the case may be, in the Closing Statement) of that Target Company, unless such disclaimer is made at the written request of any Sellers or his duly appointed agents.

(i)                                     the Liability for Taxation would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser or the relevant Target Company after the date of Closing to make any proper and valid claim election surrender or disclaimer or give notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation after the date of Closing the making giving or doing of which was taken into account in computing the provision for Taxation in the Last Accounts or (as the case may be) in the Closing Statement of the relevant Target Company and in the case of the Last Accounts, sufficient details of which were provided in writing to the Purchaser no less than 20 Business Days before the last date on which such claim, election surrender or disclaimer could be made, unless such failure or omission is at the request of the Sellers’ Representative or his duly appointed agents.

(j)                                     the Liability for Taxation would not have arisen but for a change after Closing in the accounting policies or practice adopted by any Target Company or in the accounting reference date of any Target Company unless such change is required to secure compliance with UK GAAP or the requirements of any Taxation Authority or any other legal requirements in force at Closing in circumstances where the relevant Target Company was not compliant therewith before Closing.

(k)                                  the Liability for Taxation arises in connection with any matter or thing done or omitted to be done prior to Closing by the Sellers or a Target Company at the written request of or with the specific written approval of the Purchaser, its representatives or its professional advisors or any of them.

(l)                                     The Liability for Taxation arises in respect of actual as opposed to deemed income, profits or gains which are actually received by a Target Company but which were not reflected in the Closing Statement;

and/or

(m)                               such Liability for Taxation would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the relevant Target Company after Closing otherwise than:

(i)            (in the case of a Target Company) in the ordinary course of business of the Target Company as such business is conducted at Closing; or

(ii)           pursuant to any legally binding obligation incurred by a Target Company before Closing; or

(iii)          pursuant to the requirements of any applicable law or regulation in force at Closing; or

(iv)          a disclosure to or the submission of any return or other document which in each case is lawfully required by the Taxation Authority.

5.	Savings

5.1

If (at the relevant Seller’s request and expense) the auditors for the time being of the Target Companies determine that the relevant Target Company has obtained and utilised a Saving, the Purchaser shall repay to the relevant Seller the lesser of:

(a)                                  the amount of the Saving (as determined by the auditors) less any costs incurred by the Purchaser or the relevant Target Company which are directly referable to obtaining the same; and

(b)                                 the amount paid by the relevant Seller under paragraph 2 or the Tax Warranties in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the relevant Seller in respect thereof under any provision of this Tax Covenant or otherwise.

6.	Recovery

6.1

If the Purchaser, a Target Company or any member of the Purchaser Group is or becomes entitled to recover from any other person (not being a member of the Purchaser Group but including a Tax Authority) any sum in respect of any Liability for Taxation in relation to which a payment has been made by the Sellers under this Schedule or the Tax Warranties, the Purchaser shall notify the Sellers accordingly, and provided that the Sellers shall first indemnify the Purchaser or the relevant Target Company, as appropriate, to the Purchaser’s reasonable satisfaction against all reasonable costs which it/they may incur in connection therewith, the Purchaser shall, and shall procure that the relevant Target Company shall, take such action as the Sellers’ Representative may reasonably request in writing to enforce the recovery against the other person. Provided that the Purchaser or the Target Company shall not be obliged to take any action which in its discretion (acting in good faith) it determines likely to be prejudicial to its relationship with any person.

6.2

In the event that any such sum as is referred to in paragraph 6.1 is recovered by a Target Company or any other member of the Purchaser Group (whether or not as a result of taking any such action as is referred to in paragraph 6.1), the Purchaser shall account to the Sellers within 10 Business Days of the recovery of such sum for whichever is the lesser of:

(a)                                  any sum so recovered less any Tax chargeable in respect thereof, and after deduction of all reasonable costs and expenses properly incurred in enforcing such recovery not already recovered pursuant to the indemnity referred to in paragraph 6.1; and

(b)                                 the aggregate of the amount paid by the Sellers pursuant to this Schedule or the Tax Warranties in relation to the Liability for Taxation to which paragraph 6.1 refers, together with any interest and/or repayment supplement (less Tax thereon) received in respect of the sum recovered to the extent that such interest and/or repayment supplement relates to the Liability for Taxation to which paragraph 6.1 refers and relates to the period after the Sellers made payment under this Schedule or the Tax Warranties.

7.	Overprovisions

7.1

If any provision for Tax (other than deferred tax) made in the Last Accounts or the Closing Statement proves to be an overprovision (or if any right to repayment proves to be understated therein) (“Overprovision”) then such Overprovision shall be dealt with as follows:

(a)	first it shall be set-off against any amount for which the Sellers are liable under this Schedule or the Tax Warranties;

(b)	to the extent of any excess it shall be used to repay to the Sellers any amount already paid by the Sellers in respect of a Liability for Taxation (under this Schedule or the Tax Warranties); and

(c)	any balance shall be carried forward and offset against any future liability of the Sellers to make any payment or payments under this Schedule or the Tax Warranties.

7.2

The Purchaser shall notify the Sellers as soon as reasonably practicable of any Overprovision and the Sellers’ Representative shall be entitled (at the Sellers’ expense) to require that the auditors for the time being of the relevant Target Company certify the existence and amount of any Overprovision.

8.	Corporation tax returns

8.1

The Purchaser shall or shall procure that the relevant Target Company shall provide to the Sellers’ Representative for his comment (in the case of returns relating to accounting periods ending on or after the Last Accounts Date no later than 15 Business Days prior to the due date) for submission drafts of the corporation tax returns of each Target Company for all accounting periods ended on or before Closing and (to the extent relating to matters for which the Sellers could be liable under this Tax Covenant) the accounting period current at Closing and shall procure that all such reasonable and timely comments of the Sellers (and/or their professional advisers) in respect of such tax returns are taken into account therein.

8.2

The Sellers shall provide all such information and assistance as the Purchaser may reasonably request in relation to the preparation of the tax returns, computations and other such documents relating to any period prior to Closing.

8.3	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

(b)	the provisions of this paragraph 8 shall not prejudice the rights of the Purchaser to make a Tax Claim under this Tax Covenant or the Tax Warranties in respect of any Liability for Taxation.

9.	Conduct of Tax Claims

9.1	If the Purchaser or any Target Company becomes aware of a Tax Assessment, the Purchaser shall give or procure that notice in writing is given to the relevant Seller within a reasonable period (and in any event where there is a time limit for the making of an appeal or the taking of any other relevant action, no later than the later of 13 Business Days thereafter and 10 Business Days prior to the expiry of such time limit for the making of an appeal or the taking of any other relevant action), provided that if the relevant Seller receives any Tax Assessment for whatever reason, he shall notify the Purchaser in writing as soon as is reasonably practicable and the Purchaser shall be deemed on receipt of such notification to have given the relevant Seller notice of such Tax Assessment in accordance with the provisions of this paragraph 9 provided always that the giving of such notice shall not be a condition precedent to the relevant Seller’s liability under this Tax Covenant.

9.2

Provided the relevant Seller indemnifies the Purchaser and the relevant Target Company (on an after-tax basis) to the Purchaser’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Purchaser shall take and shall procure that the relevant Target Company shall take such action as the Sellers’ Representative may reasonably request by notice in writing given to the Purchaser or the relevant Target Company to avoid, dispute, defend, resist, appeal or compromise any Tax Assessment (such a Tax Assessment where action is so requested being hereinafter referred to as a “Dispute”).

9.3	If:

(a)

the Sellers’ Representative does not request the Purchaser or the relevant Target Company to take any action under paragraph 9.2 or the Sellers fail to indemnify the Purchaser or the relevant Target Company to the Purchaser’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the relevant Seller) that is reasonable, having regard to the nature of the Tax Assessment and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Assessment, and which period shall not in any event exceed a period of 15 Business Days; or

(b)

it is alleged by a Tax Authority in writing, and such allegation is not subsequently withdrawn, the relevant Seller (or the relevant Target Company before Closing) has been involved in a case involving fraudulent conduct or negligent conduct (as that term is interpreted for the purposes of Schedule 18 Finance Act 1998) in respect of the Liability for Taxation which is the subject matter of the Dispute or the relevant Seller takes action or other steps are taken or legal proceedings are started for his bankruptcy; or

(c)

the Dispute involves an appeal against a determination by the General or Special Commissioners or the VAT and Duties Tribunal, unless the relevant Seller has obtained the opinion of Tax counsel of at least six (6) years’ standing that on a balance of probabilities the appeal will succeed, the Purchaser and the Target Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Purchaser or the Target Company may in its absolute discretion (acting in good faith) consider fit.

9.4

Subject to paragraph 9.3, by agreement in writing between the Purchaser and the Sellers’ Representative, the conduct of a Dispute may be delegated to the Sellers’ Representative upon such terms as may be agreed from time to time between the Purchaser and the Sellers’ Representative provided that, unless the Purchaser and the Sellers’ Representative specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)

the Purchaser or the relevant Target Company shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of material all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(c)

all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Purchaser or the relevant Target Company for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

(d)

the Sellers’ Representative shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the relevant Target Company without the prior written approval of the Purchaser or the relevant Target Company, such approval not to be unreasonably withheld or delayed.

9.5

The Purchaser shall provide and shall procure that the relevant Target Company provides to the Sellers’ Representative and the Sellers’ Representative’s professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Sellers’ Representative to take such action as is referred to in this paragraph 9.

9.6

Neither the Purchaser nor any Target Company shall be subject to any claim by or liability to any of the Sellers for non-compliance with any of the foregoing provisions of this paragraph 9 if the Purchaser and any Target Company have bona fide acted in accordance with the instructions of the Sellers’ Representative.

10.	Grossing up

10.1

All sums payable by any of the Sellers to the Purchaser under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the relevant Seller shall pay to the Purchaser such sum as will, after the deduction or withholding has been made (and after taking into account any credit in respect of Tax to which the Purchaser is entitled in respect of any such deduction or withholding), leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

10.2

If the Purchaser incurs a Taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the Taxation liability, the Purchaser is left with a net sum equal to the sum it would have received had no such Taxation liability arisen.

10.3

If the Purchaser would, but for the availability of a Purchaser’s Relief, incur a Taxation liability falling within paragraph 10.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

10.4

The Sellers shall not be liable to make any payment or payments under either paragraph 10.1 or paragraph 10.2 to the extent such liability would not have arisen but for any assignment of or other succession to the benefit of this Schedule or any other provision of this Agreement.

11.	Purchaser’s Undertaking

11.1

The Purchaser shall pay to the Sellers within five (5) Business Days of written demand (accompanied by reasonable evidence that an amount is due under this paragraph) an amount equal to any Tax assessed on the Sellers (or any of them or any person connected with any of them) at any time (together with reasonable costs and expenses properly incurred by the Sellers or such other person in relation to such Tax or assessment) by reason of a Target Company failing after Closing to pay Tax for which it is primarily liable, unless such failure arises out of the Sellers’ failure or delay in making a payment to the Purchaser under this Schedule or the Tax Warranties.

11.2	The provisions of paragraphs 3.3 and 10 of this Schedule shall apply mutatis mutandis to any payment made or required to be made by the Purchaser under this paragraph 11.

Schedule 8

PURCHASER WARRANTIES

1.                                      The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.                                      The Purchaser has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3.                                      This Agreement and the Transaction Documents which are to be entered into by the Purchaser will, when executed, constitute valid and binding obligations of the Purchaser.

4.                                      Entry into and performance by the Purchaser of this Agreement and/or any Transaction Document to which it is a Party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree of judgment of any court or any governmental or regulatory authority, where any such breach would affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a Party.

Schedule 9

LIMITATIONS ON LIABILITY

1.                                      Time Limits

No Seller shall be liable for any Claim unless that Seller receives from the Purchaser written notice containing such details as are then available of the matter giving rise to the Claim (“Notice of Claim”):

(a)                                 prior to the second anniversary of Closing in the case of a Non-Tax Claim; or

(b)                                 prior to the seventh anniversary of Closing in the case of a Tax Claim.

2.                                      Thresholds for Claims

No Seller shall be liable for a Warranty Claim:

(a)                                 unless the amount of the liability pursuant to that Claim (and, for these purposes, a number of Claims arising out of the same or similar subject matter, facts, events or circumstances may be aggregated and form a single Claim) exceeds £5,000 (and in each case the Purchaser shall be able to claim the whole amount of any Claim reaching the relevant threshold and not merely the excess);

(b)                                 unless the aggregate amount of the liability of a Seller for all Warranty Claims not prohibited by paragraph (a) above in relation to the assets or affairs of Geneva Industries Limited exceeds £50,000 (in which case the Purchaser shall be entitled to claim the whole amount of such Claims and not merely the excess); and

(c)                                  unless the aggregate amount of the liability of the Sellers for all Claims in relation to the assets or affairs of Willen Trading Limited not prohibited by paragraph (a) above excess £50,000 (in which case the Purchaser shall be entitled to claim the whole amount of such Claims and not merely the excess); and

(d)                                 unless the aggregate amount of the liability of the Sellers for all Warranty Claims not prohibited by paragraph (a) above in relation to the assets or affairs of Geneva Auctions Limited exceeds £25,000 (in which case the Purchaser shall be entitled to claim the whole amount of such Claims and not merely the excess).

For the avoidance of doubt, the Purchaser may give notice of any single Claim in accordance with and for the purpose of paragraph 1 above, irrespective of whether, at the time the notice is given, the amount set out in paragraph 2(b) has been exceeded.

3.                                      Maximum limit for all Claims

3.1                               The aggregate amount of the liability of each Seller in respect of a breach of:

(a)                                 the Warranties in clause 11.1 of the Agreement;

(b)                                 paragraphs 1.1 and 1.2 of Schedule 6;

(c)                                  Part B of Schedule 6; and

(d)                                 paragraph 12 of Part G of Schedule 6,

shall not exceed the Final Share Price.

3.2                               The aggregate amount of the liability of each Seller in respect of any Claim other than a Claim arising out of:

(a)                                 paragraph 3.1 above; or

(b)                                 breach of the Tax Covenant,

shall not exceed his Escrow Amount (together with any interest accrued thereon).

4.                                      Claim to be withdrawn unless litigation commenced

Any Claim (other than Tax Claims) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have commenced by both being issued and served within nine (9) months of notification to the relevant Seller pursuant to paragraph 1 above except:

(a)                                 where the Claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within nine (9) months of it having become an actual liability; or

(b)                                 where the Claim is a Claim for breach of Warranty of which notice is given for the purpose of paragraph 1 above at a time when the amount set out in paragraph 2(b) has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within nine (9) months of the date of any subsequent notification to the relevant Seller pursuant to paragraph 1 above of one or more Claims for breach of Warranty which result(s) in the total amount claimed in all Claims for breach of Warranty notified to the relevant Seller pursuant to paragraph 1 exceeding the amount set out in paragraph 2(b) for the first time.

5.                                      Limitations not applicable if fraud etc.

None of the limitations contained in paragraphs 1, 2, 3 and 4 shall apply to any Claim to the extent that the Claim (or the delay in discovery of it) is the consequence of, or is increased as a consequence of, dishonest or deliberate mis-statement or concealment or other fraud by the relevant Seller.

6.                                      Matters Disclosed or taken into account

A Seller shall not be liable for any Claim for breach of Warranty if and to the extent that the fact, matter, event or circumstance giving rise to such claim was Disclosed in the Disclosure Letter and / or the Disclosure Bundle.

7.                                      Contingent liabilities

If any Claim for breach of Warranty is based upon a liability which is contingent only, a Seller shall not be liable to make payment unless and until the contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of the Purchaser to give notice of the Claim in accordance with paragraph 1 and to issue and serve proceedings in respect of it before such time. For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in paragraph 1 shall not exonerate a Seller in respect of any Claim properly notified before that date.

8.                                      No double recovery

For the avoidance of doubt the Purchaser shall not be entitled to recover damages in respect of any Claim and/or to recover pursuant to the Tax Covenant to the extent recovery would involve recovery more than once in respect of the same loss, liability or damage.

9.                                      Seller to have opportunity to remedy breaches

A breach of any Warranty which is capable of remedy shall not entitle the Purchaser to compensation unless the relevant Seller is given written notice of the breach by the Purchaser and the breach is not remedied within 30 days after the date on which notice is served on the relevant Seller. If the breach has not been remedied within that 30 day period, then the date on which notice of a Claim in respect of that breach shall be deemed to have been given to the relevant Seller for the purpose of paragraph 1 above shall be the date on which notice was given under this paragraph 9, provided that the notice satisfied the other requirements of paragraph 1 above when so given.

10.                               Further Limitations

10.1                        The Sellers shall not be liable for (or such liability shall be reduced in respect of) a Claim (other than a Tax Claim):

(a)                                 to the extent that a specific and identified allowance, provision (including, without limitation, deferred tax provision), or reserve was made in the Last Accounts or in the Closing Statement, for or in respect of the liability or other matter giving rise to the Warranty Claim;

(b)                                 to the extent that such Claim arises or occurs or is increased (or any provision, reserve or allowance made in the Last Accounts in respect of the liability or other matter giving rise to such Claim is insufficient) as a result of any retrospective change in legislation after the Closing Date or the introduction of any retrospective legislation not in force at the Closing Date or as a result of the withdrawal after the Closing Date of any published concession or published practice previously made by HM Revenue & Customs or other Taxation Authority;

(c)                                  to the extent that the Claim is increased (or any specific and identified provision, reserve or allowance was made in the Last Accounts in respect of the liability giving rise to such Claim is insufficient) as a result of any increase (with retrospective effect) in the rate or rates of Taxation in force at the Closing Date;

(d)                                 to the extent that the Claim arises as a result of the Purchaser or a Target Company disclaiming after Closing any part of the benefit of capital or other allowances against Taxation properly and validly claimed or proposed to be claimed before Closing and assumed in computing the provision for Tax in the Last Accounts of that Target Company and which the Purchaser was aware or should reasonably have been aware would give rise to a Claim, unless such disclaimer is made at the written request of any of the Sellers’ Representative or his duly appointed agents;

(e)                                  to the extent that the Claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser or the relevant Target Company after the date of Closing to make any proper and valid claim election surrender or disclaimer or give notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation after the date of Closing the making giving or doing of which was taken into account in computing the provision for Taxation in the Last Accounts of the relevant Target Company and was set out in the Disclosure Letter and Disclosure Bundle, unless such failure or omission is at the request of the Sellers’ Representative or his duly appointed agents;

(f)                                   to the extent that the Claim would not have arisen but for a change after Closing in the accounting policies or practice adopted by any Target Company or in the accounting reference date of any Target Company unless such change is required to secure compliance with UK GAAP or the requirements of any Taxation Authority or any other legal requirements in force at Closing in circumstances where the relevant Target Company was not compliant therewith before Closing;

(g)                                  to the extent that the Purchaser or the relevant Target Company has already recovered any amount in respect of the liability in question under any other provision of this Agreement or under the Tax Covenant or the Claim has been made good or otherwise compensated for by any other person (other than the Purchaser or a member of the  Purchaser Group) at no cost to the Purchaser or any member of the Purchaser Group;

(h)                                 to the extent the liability arises in connection with any matter or thing done or omitted to be done prior to Closing by the Sellers or a Target Company at the written request of or with the specific written approval of the Purchaser, its representatives or its professional advisors or any of them;

(i)                                     to the extent that such Claim or liability would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the relevant Target Company after Closing otherwise than;

(i)	(in the case of a Target Company) in the ordinary course of business of that Company as such business is conducted at Closing; or

(ii)	pursuant to any legally binding obligation incurred by a Target Company before Closing; or

(iii)	pursuant to the requirements of any applicable law or regulation in force at Closing; or

(iv)	a disclosure to or the submission of any return or other document which in each case is lawfully required by the Taxation Authority.

10.2

If any of the Sellers make any payment to or for the benefit of the Purchaser in respect of a Warranty Claim, other than a Claim under the Tax Warranties, and the Purchaser or a Target Company subsequently recovers (whether by payment, discount, credit or otherwise) from a third party (including any Taxation Authority) any amount which is referable to any part of the loss for which payment was made by or on behalf of the Sellers the Purchaser shall as soon as reasonably practicable repay or procure the repayment to the Sellers of so much of the amount paid by the Sellers as does not exceed the amount recovered (less any reasonable costs and expenses incurred reasonably and properly in effecting any such recovery and any Taxation which may be payable by the Purchaser or the relevant Target Company as a result of its receipt).

10.3

If, in respect of any matter which would give rise to a Claim, the Purchaser or the relevant Target Company is entitled to make a claim under any policy of insurance, then no such matter shall be the subject of a Claim and no Claim shall lie unless and until the Purchaser or the Target Company (as the case may be) has made a claim against its insurers. Liability in respect of any such Claim shall then be reduced by the amount recovered under such policy of insurance less all reasonable costs, charges and expenses (and Taxation which may be payable by the Purchaser or the relevant Target Company) incurred by the Purchaser in recovering that sum from its insurers, or extinguished if the amount recovered exceeds the amount of the Claim (less reasonable costs, charges and expenses and Taxation), provided that the time elapsed to process the claim under the policy of insurance shall not be taken into account for the purposes of the time limit to submit such Claim to the Sellers under paragraph 1 of this Schedule 9.

10.4

Where the Purchaser or a Target Company is or may be entitled to recover from some other person any sum in respect of any matter giving rise to a Non-Tax Claim then subject to the Sellers having made payment to the Purchaser in respect of the relevant Non-Tax Claim and providing appropriate indemnities and security for any costs and expenses incurred, the Purchaser shall procure that all appropriate steps are taken to enforce such recovery. If any sum is so recovered then the amount payable by the Sellers in respect of that Non-Tax Claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses properly incurred in effecting such recovery and any Taxation which may be payable by the Purchaser or the relevant Target Company as a result of its receipt).

10.5

The Purchaser shall not make a claim or take any proceedings against the Sellers at any time in respect of any matter, thing or omission occurring prior to Closing, save under the Warranties or otherwise under this Agreement.

10.6	Nothing in this Agreement shall operate to reduce the Purchaser’s common law duty to mitigate any loss giving rise to a Claim (other than the provisions of the Tax Covenant).

10.7

After Closing the sole remedy of the Purchaser against the Sellers under or in respect of the Warranties shall be in damages for breach of contract and the Purchaser shall have no right to rescind this Agreement after the date hereof for breach of any of the Warranties or under the provisions of the Misrepresentation Act 1967 or for any reason whatsoever.

10.8

The Purchaser shall not make a claim or take any proceedings against the Sellers at any time in respect of any loss suffered by it, or by a Target Company, arising from the failure by Alba plc or Alba Radio Limited to deliver stock (free of charge) to any Target Company in an amount of £230,000.

10.9	The Sellers are not liable for any Warranty Claim to the extent that the Warranty Claim relates to matters Disclosed in the Disclosure Letter and / or the Disclosure Bundle.

11.	Warranties in respect of Geneva Industries Limited

The Purchaser agrees, in favour of SJ, that to the extent it receives payment from DMJ, on behalf of and by way of discharge of SJ’s liability for any Claim or any indemnity under this Agreement, it shall not seek to recover payment in respect of such liability from SJ.

Schedule 10

PROPERTY

1.	The freehold property known as Land at Northfield Drive, Northfield registered at the Land Registry with title number BM278640, in relation to which the Lease has been granted to the Purchaser

Schedule 11

OWNED IP

1.	Domain Names

www.willentrading.co.uk

www.genevaindustries.co.uk

www.genevaauctions.co.uk

www.stockauctions.co.uk

www.genevastockclearance.co.uk

www.stockauctions.com

www.stockauctionsadmin.co.uk

www.stockrunner.co.uk

www.stockhunter.co.uk

IN RELATION TO THE SALE OF SHARES IN GENEVA INDUSTRIES LIMITED and WILLEN TRADING LIMITED, THIS AGREEMENT has been entered into by the Parties on 5 April 2008.

SIGNED by	)
DARREN LEE INNOCENT as attorney for	)
DAVID MARK JACOBS under a power of	)
attorney dated 20 March 2008)		/s/ Darren Lee Innocent

SIGNED by	)
DARREN LEE INNOCENT as attorney for	)
SIMON JACOBS under a power of	)
attorney dated 20 March 2008)		/s/ Darren Lee Innocent

SIGNED by	)
DARREN LEE INNOCENT	)
	)	/s/ Darren Lee Innocent

SIGNED by	)
for and on behalf of	)
LIQUIDITY SERVICES LIMITED	)
	)	/s/ William P. Angrick III

SIGNED by	)
LIQUIDITY SERVICES, INC.	)
acting by:	)	/s/ William P. Angrick III

Duly authorised officer

IN RELATION TO THE SALE OF SHARES IN GENEVA AUCTIONS LIMITED, THIS AGREEMENT has been entered into by the Parties on 6 April 2008.

SIGNED by	)
DARREN LEE INNOCENT as attorney for	)
DAVID MARK JACOBS under a power of	)
attorney dated 20 March 2008)		/s/ Darren Lee Innocent

SIGNED by	)
DARREN MALCOLM DORRINGTON	)
	)	/s/ Darren Malcolm Dorrington

SIGNED by	)
for and on behalf of	)
LIQUIDITY SERVICES LIMITED	)
	)	/s/ William P. Angrick III

SIGNED by	)
LIQUIDITY SERVICES, INC.	)
acting by:	)	/s/ William P. Angrick III

Duly authorised officer